UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment #2 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

RAINMAKER WORLDWIDE INC.

Nevada

(State or other jurisdiction of incorporation or organization)

82-4346844

(I.R.S. Employer Identification No.)

271 Brock Street, Peterborough, Ontario Canada K9H 2P8

877-334-3820

Copies to:

Arthur Marcus

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Phone: 212-930-9700

Fax: 212-930-9725

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

SEC 1396 (02-21)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2

Item 1. Business.

Background

Rainmaker Worldwide Inc. (“RAKR”, the “Company”, “we”, “us” or “our”) is a Nevada corporation originally formed on February 27, 1998. The corporation became RAKR on July 3, 2017 in a reverse merger. We are currently developing Water-as-a-Service (“WaaS”) projects in various locations around the globe. We are implementing these projects using proprietary technology of our former subsidiary based in the Netherlands, Rainmaker Holland B.V. (“RHBV”). The Company retains a 12% ownership stake in RHBV as well as having strategic and management influence by virtue of a seat on RHBV’s Advisory Board. RAKR retains access to such technology based on a cost-plus formula, which was negotiated in an exclusive WaaS Distribution Agreement with RHBV.

Rainmaker Worldwide Inc. (Ontario) (“RWI”), an Ontario Corporation, was formed in Peterborough, Ontario, Canada on July 21, 2014, under the Ontario Business Corporations Act to finance and commercialize patented technology and to consolidate the assets, intellectual property, and executive management expertise of Dutch Rainmaker BV (“DRM”). RWI is a wholly owned subsidiary of the Company. DRM was originally started by Piet Oosterling as a technology company focused on delivering decentralized water solutions to water scarce regions in the world. In his lifetime, Mr. Oosterling wrote and commercialized over 400 patents. His wealth of knowledge and expertise continues to inspire and guide the Company’s executive management team and policy, our distribution partners, and RHBV.

On July 3, 2017, RWI shareholders completed a share exchange with the Company (the “Merger”) pursuant to a share exchange agreement dated June 28, 2017 (the “Share Exchange Agreement”) among the Company, RWI and RWI’s 45 shareholders at the time. Upon completion of the Merger, and in accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired an aggregate of 9,029,562 common shares of stock in the capital of RWI from the RWI Shareholders (being all of the issued and outstanding shares of RWI) in exchange for an aggregate of 66,818,759 restricted shares of the Company’s common stock, or 7.4 shares for each share of RWI. Therefore, RWI became a wholly owned subsidiary of the Company effective July 3, 2017. The Company’s former name, Gold and Silver Mining of Nevada, Inc. (“CJT”) was changed on April 24, 2017 in expectation of and conditional upon completion of the Merger. The Merger was accounted for as a reverse acquisition with RWI considered the accounting acquirer since the former RWI shareholders remained in control of the combined entity after the consummation of the transaction. As part of the Merger, net liabilities of $235,495 were recognized on the Company’s balance sheet. As a result of the Merger, the Company now trades on the OTC Pink Sheet under the trading symbol, RAKR.

On March 31, 2021, the Company, including RWI, entered a business agreement with RHBV, DRM and Wind en Water Technologie Holding B.V. (“WWT”). These companies were considered related parties on that date in virtue of stock ownership exceeding 10%. The parties agreed to an exchange of contractual obligations, debt owed, and shares of common stock in full settlement of all obligations among the parties. The resultant Financial Statements, in accordance with ASC 205-20-45-1E, reflect the impact of these exchanges to the Company. These initiatives were taken subsequent to the mutual decision among the parties to cancel the Sphere 3D Asset Purchase Agreement. After the termination of this agreement, the Company and RHBV decided to restructure in order to optimize business operations and broaden access to the capital markets. The Company and RHBV, as mutual shareholders in each other’s company, continue to pursue the mission and objective of providing low-cost water to communities and commercial entities in need of water solutions.

The Company operates out of its head office based in Peterborough, Ontario, Canada. In support of its WaaS project implementation strategy the Company plans to utilize will use two main types of energy-efficient, fresh water-producing/purification technologies: (1) Air-to-Water (“AW”), which harvests fresh water from humidity and heat in the atmosphere, and (2) Water-to-Water (“WW”), which transforms seawater or polluted water into drinking water. The technologies can be wind driven, solar based, or can use conventional power sources, such as grid or generator. It is deployable anywhere and leaves no carbon trace, if renewable resources are deployed.

The Company’s current and ongoing focus is to deliver WaaS, i.e., selling water directly to the customer on a per liter basis, using the two Rainmaker technologies discussed above or other complementary technologies acquired or licensed by the Company. This focus shall be administered by forming local joint venture partnerships (“JV”) where demand exists with profitable pricing scenarios. The JVs will in turn own the water delivery system and related equipment. In most if not all cases, RAKR expects to have ownership stakes in JVs. Ownership percentages will typically be determined by the relative contribution of the stakeholders.

The Company has concurrently planned and implemented various WaaS projects in Turks and Caicos, Bahamas and Sri Lanka. Moreover, although there can be no assurance, our business development activities are expected to yield more commercial contracts in 2021. Principally, WaaS involves the selling of produced (AW) or purified water (WW) on a per liter basis either in a bottle for drinking or in bulk for industrial and commercial services. This commercial activity requires the Company to deliver operational, maintenance, marketing and sales expertise in combination with local partners in most dealings. Usually, projects often require working with complementary technology for post treatment of water and mineralization in tandem with bottling plants and renewable energy businesses. Additional commercial activities include but are not limited to the integration of the foregoing technologies and post implementation operation and maintenance-based functions.

In Sri Lanka, an AW machine has been delivered and is currently being tested, optimized and retrofitted for a new bottling line for environmentally friendly reusable bottles. We expect this project to be in service in Q4 2021. We have an AW machine being tested in the Netherlands and expect delivery by Q4 2021. Similarly, for Turks and Caicos, locations have been identified and operating plans defined. We have an AW machine being tested in the Netherlands and expect delivery in Q4 2021.

More specifically, when deploying WAAS projects it is imperative to identify access to suitable property to locate the equipment and provide access for customers to purchase water by the bottle or larger container. In the case of the Company’s Caribbean projects, this land access has been identified, primarily in inland housing developments. The Company has also specified all of the required supplemental equipment for bottling, post water treatment and mineralization. Once the machines are able to be shipped the Company will be in a position to provide a turnkey service.

3

The Company has generated limited revenue up until the present time, and its operations for the past three years have been typically focused on business development, market research, technology research and development activities. The Company, on a consolidated basis, had total assets of $2,558,279, as of December 31, 2020. As of June 30, 2021, net assets were $686,653, reflecting the impact of restructuring in connection with the previously held RHBV. The ultimate effect of the restructuring has eliminated $2,958,497 in debt, which we believe will aid us in facilitating the future expected financing needs of the Company. Furthermore, 20,238,606 shares of common stock were returned to the corporate treasury in exchange for the cancelation of royalty agreements and all obligations therein.

At present, the Company executes consulting agreements with experienced executive personnel and senior advisors and is expecting to build a complete, full-time staff in the next few months. Sales are heavily driven by independent distributors and project developers. The Company had revenues of $0 and $189,237 and net losses of $22,645,794 and $8,019,386 for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, the Company had no revenue and a net loss of $1,921,483. A large proportion of these losses relate to uncustomary expenses associated with the restructuring ($467,118 amortization of debt discount and non-recurring consultancy expenses of $587,500). The losses associated with discontinued operations ($333,733) are not expected to reoccur in future years. The total of these three expense categories is $1,388,351 or 72.3% of the net loss. The Company has suffered recurring losses from operations, negative cash flows from operating activities and has limited resources or revenues to cover its operating costs. In the Company’s auditor’s report dated August 13, 2021, RAKR’s auditor stated that there was substantial doubt about the Company’s ability to continue as a going concern.

Impact of COVID-19

On March 11, 2020, the World Health Organization categorized COVID-19 as a pandemic.

As a global corporation the economic effects within the Company’s environment have been substantial. In global markets, disruptions in supply chains and increases in related costs have been a real impact on our ability to deliver WaaS projects. Measures being introduced at various levels of government to curtail the spread of the virus (such as travel restrictions, closures of non-essential municipal and private operations, imposition of quarantines and social distancing) have had a material impact on the Company’s operations. The extent of the impact of this outbreak and related containment measures on the Company’s operations cannot be reliably estimated at this time but at the same time the impact has been significant since the declaration of the pandemic fifteen months ago. For the Company, it is particularly disruptive because of limitations on our business development and engineering experts to travel and implement projects. As global operations open, we expect that we will begin to track according to the original business plan.

Products and Services

Overview

Across the world, fresh water is unevenly distributed. Many regions are desperately under-served, including North Africa, the Middle East, India, Mexico, large portions of South America, and various island geographies.

Fundamentally, the WaaS solutions are based on deploying technology with the following attributes to ensure low-cost delivery and Company profitability:

●	Versatile
●	Scalable & Cost-effective
●	Environmentally & Socially Sustainable
●	Applying Proprietary Technology through partners and affiliates

Air-to-Water (AW) – Harvests fresh water from airborne humidity by using advanced heating and cooling technologies

Water-to-Water (WW) – Transforms contaminated water (saltwater, sewage, polluted) into safe, clean water by using an environmentally sustainable process called Multi-Effect Membrane Distillation.

4

The operating efficiency of these technologies allows us to provide customers with clean water at a price that is highly competitive relative to traditional alternatives. In the main, we substantially out-perform peer competitors because we can deploy remotely where the water is consumed. The compact and scalable systems for AW and WW enable decentralized deployment, in which water is distributed directly to the consumption site with no expensive piping or truck transport. AW and WW are both cost-effective technology solutions and can be powered by solar, wind, or grid electricity, or a combination of power sources. They can produce roughly 5,000 to 150,000 liters of water per unit, per day, depending on the local conditions and the type of unit deployed.

Cost info

With the core focus on WaaS delivered on a per liter basis, the relevant Cost Information is the cost per liter of alternative suppliers. Currently in remote locations, the main supplier is bottled water. Accordingly, our solutions are optimally profitable when we compete head-to-head with bottled water that is transported or bulk water that is transported by truck to local communities. In most remote communities where this water is imported, the minimum cost per liter is US$0.30 reaching as high as US$2.00, according to our market research. The Company’s fully amortized cost of water per liter through our distributed WaaS model and distribution agreement with RHBV, bottling, operating and maintenance, distribution and other costs allows us to compete profitably to generate corporate value beneficial to our shareholders. The market for distilled water supported in part by WW-based technology, which is essential to more specialized industrial or commercial activities, is expected to increase margins significantly.

Regulatory Information

The global nature of our approach means that regulatory conditions vary by jurisdiction. We believe that the ultimate test of profitability in this complex, cross-jurisdictional environment will be the quality of the water that is bottled and tested. The Company seeks to adhere to World Health Organization standards for clean water using the technologies that are authorized in a particular sovereign jurisdiction.

WaaS Recurring Revenue Model

The RAKR business model begins with the identification of a trusted local partner. The next step is to enter into JV structures, which maximize value to all stakeholder-parties.

The Rainmaker delivery systems are to be installed by entering contracts with local third-party experts that are typically Heating, Ventilation and Air Conditioning (“HVAC”) experts.

The RAKR model charges a market determined price per liter of bottled water or similarly treated water. Revenue sources include bottled water, bulk water, and industrial water. A representative project in the Caribbean currently under development is expected to generate $110,000 dollars in revenue per month once seven allocated machines are operational. The capital expenses for the project are roughly $650,000 and the payback is less than one year. This representative project reflects the project profile that we will be seeking in the future.

We believe the value we will offer through our WaaS projects is based on the following factors:

(1)	There are no upfront costs to the customer.
(2)	Capital costs are borne through the JVs and other partnerships. Only end-consumers of the water pay on a per liter basis.
(3)	And, (1) and (2) make it economically viable to deploy in communities that do not have the resources or network infrastructure to independently finance projects that require high amounts of financial capital.

Potential Improvements

Potential improvements and related applications that we are pursuing or plan to pursue include the following:

(1)	Seek more strategic and technology-based partnerships with complementary technology and business development companies to expand our global reach and service offering.
(2)	Work with RHBV to identify relevant technological advances based on lessons learned from previously implemented projects to reduce total costs and enhance net profits.

5

Market Opportunity

In the past ten years, there has been a growing awareness of the shortage of fresh water—and the associated economic and social effects the problem magnifies in impoverished and underdeveloped communities. Entities ranging from Water.Org to the United Nations (access to safe drinking water represents #6 of the 17 Sustainable Development Goals articulated by the United Nations) are at the forefront of driving international policy momentum and prospects for multilateral cooperation in the realms of global governance and public-private co-regulation. Common to these efforts is the search for scalable and practical solutions that possess applications uniquely suited to the problem of shortage.

The metrics that underpin the international need for ingenuity and action are the same as those that animate and sustain the market opportunity for our Company:

(1)	Less than 3% of the world’s water is fresh – the rest is seawater and undrinkable in its current state.
(2)	Of this 3%, over 2.5% is frozen and locked up in Antarctica, the Arctic and glaciers.
(3)	People and animals rely on 0.5% of the world’s water. (Source: Unwater.org - Facts and Trends: Water)

Moreover, at any moment, the atmosphere contains approximately 37.5 million billion gallons of water. This potential is not currently harvested by the means of private organizations or government institutions and thus presents a significant opportunity for AW technology to satisfy worldwide demand for water.

The World Health Organization estimates that 50 liters of water is required per individual to meet basic needs. It is estimated by the OECD that by 2030 nearly half of humanity will be living in a condition of severe water stress. Currently, according to UNICEF 2.2 billion people around the globe lack safe drinking water. While high-income countries only treat 70% of wastewater, low-income countries treat 8%. With the world’s population expected to reach 9 billion by 2038, the global need is indisputably high. Much of the population expansion is or will be in the very areas that are already suffering from the problem of water scarcity.

The above reasons point to a global market for water that is extraordinarily immense. Today, the annual global water market for all purposes and uses is $650 billion and is expected to expand to $1 trillion by 2025. (Source: RobecoSAM Study (2015, June). Water: the market of the future). Applying RAKR’s approach against the purposes and uses defined above, our solutions are tailored to meet roughly 70% of that global level of demand.

Current Projects

Representative existing projects that reflect the global needs are as follows:

(1)	Sri Lanka
(2)	Turks and Caicos
(3)	Bahamas

Suppliers

As stated previously, our principal supplier for the core technologies to be deployed is RHBV. RHBV in turn has built a global supply chain for its components. Should RHBV not supply the appropriate scale of technology required by a project, RAKR has identified multiple technologies of different sizes and types.

Supplemental technology (i.e. bottling, pre-post wastewater treatment, mineralization solutions, and renewable energy) – suppliers are global, abundant and highly competitive so as to ensure the lowest cost per liter for any given WaaS project planned implemented by the Company.

Competition

With the reorientation of the Rainmaker business model that delivers potable water at the source of demand, we believe that competitive models, while relevant and plausible alternatives, will not ultimately support the global level of demand for water at a reasonable price per liter. In virtue of our current affiliations, we believe we have a cost per liter competitive advantage. Accordingly, on a global basis, we do not believe competitive conditions will thwart our ability to produce long-term, corporate value or significantly diminish our financial results in the near term. However, other companies with sufficiently greater resources may develop competing products and have an advantage over us based on the relative size.

6

Government Subsidies and Incentives

While RAKR is not currently pursuing subsidies and incentives, RHBV has a long history of succeeding at securing grants from the Netherlands government and the OECD. These technologically based grants drive down costs that will be transferred to the bottom line of RAKR by reason of our cost-plus-based distribution agreement with RHBV.

Over time, RAKR will seek subsidies and incentives through its deployment of WaaS in underserved countries and particular communities within countries. One example is First Nations in Canada where there is an ongoing and desperate shortage of safe drinkable and general-purpose water.

Intellectual Property

We have indirect access to considerable intellectual property assets as a consequence of our partial ownership of and various partnerships with DRM. We believe that this allows us to maintain an edge in the competitive process from a technology and economic cost perspective.

Company Executive and Consulting Resources

The direct Executives of RAKR are represented by Michael O’Connor, Director, Executive Chairman and CEO and Kelly White, VP of Finance. These resources are sourced through consulting agreements.

We have an extended sales force through our distribution partners. Currently we have 10 distribution partners with global reach.

Legal advisory has been provided by Sichenzia Ross Ference LLP since November 2017.

M&K CPAS PLLC has served as the Company’s auditor since 2020.

Item 1A. Risk Factors.

Investing in our common stock involves risks. Each of these risks as well as other risks and uncertainties not presently known to us or that we currently deem immaterial could adversely affect our business, results of operations, cash flows and financial condition and cause the value of our common shares to decline, which may result in the loss of part or all of your investment.

Risks Related to our Business

RAKR has a limited commercial operating history, which makes the evaluation of its future business prospects difficult.

The Company has only recently commercialized its business to deploy its WaaS service model using AW and WW technologies. Consequently, the Company has limited operating history and an unproven marketing and sales strategy. Our primary activities to date, prior to restructuring in Q1 2021, have been the research and development of intellectual property and technology assets and identifying prospective global clients that management believes would operationalize our WaaS delivery model. As such, we may not be able to achieve positive cash flows and our lack of operating history makes evaluation of our future business and investment prospects difficult. Moreover, the Company has generated only limited revenues to date. The Company’s success is dependent upon the successful development and implementation of suitable water projects and establishing its water production technology capabilities in a variety of complex environmental crises worldwide. Any future success that we might achieve will depend upon various factors, including factors beyond our control that cannot be predicted at this time. These factors may include but are not limited to:

●	weather conditions in the areas we serve;
●	the economies of the countries in which we conduct business;
●	our relationships with the governments, water utility, and/or companies we serve;
●	water regulatory matters of the countries in which we conduct business;
●	our ability to successfully enter new markets;
●	changes in or increased levels of competition in the water sector; and
●	the market price of and the uses for water in an international landscape.

Our independent registered public accounting firm has issued an unqualified opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our Fiscal 2020 and Q2 2021 financial statements has a “going concern” explanatory paragraph. Such an opinion may make parties reluctant to extend trade credit to us or raise capital and thereby make it more difficult for us to conduct our business operations. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

7

Relatively new to commercialization, the Company is unable to predict future revenues which makes an evaluation of its business speculative.

Because of the Company’s current business focus, lack of operating history, the introduction of its new WaaS approach using technology with limited deployments, and early-stage marketing strategy, its ability to accurately forecast revenues is difficult. Future variables to the WaaS strategy are related to the market for water itself; the price of water in international markets; and the creation and maintenance of a significant and reliable customer base. To the extent we are unsuccessful in establishing our business strategy and generating revenues from our WaaS projects, we may be unable to appropriately adjust spending in a timely manner to compensate for any unexpected revenue shortfall or will have to reduce our operating expenses, causing us to forego potential revenue-generating activities, either of which could have a material adverse effect in our business, results of operations, and overall financial condition.

RAKR expects its operating expenses to increase in the future with no assurance that revenues will be sufficient to cover those expenses, which could delay or prevent RAKR from achieving profitability.

As our business grows and expands, RAKR expects to have substantial planned capital expenditures in order to facilitate and maintain strategic distribution channels and key relationships. We expect our cost of revenues, business development, marketing, sales, operational, general, and administrative expenses to continue to increase. If revenues do not increase to correspond with these increased expenses or if outside capital is not secured, there may be a material adverse effect on our business, cash flow, and overall financial condition.

If the Company fails to raise additional external capital to fund its business growth and project development, the Company’s business could fail.

We anticipate the need for significant amounts of financial capital to meet our anticipated costs associated with our working capital stock, to satisfy other near-term cash requirements so as to commercially deliver our WaaS projects, and to finance the purchase of capital (long-term) assets. The Company will attempt to raise such funds through the future issuance of stock or debt instruments in the capital markets. However, there is no assurance that we will be successful in raising sufficient additional capital, and there can be no assurance that external financing will be available to us. If adequate funds are unavailable or unavailable on acceptable terms, our ability to fund the Company’s marketing and sales efforts, global projects, potential expenditures in relation to strategic opportunities, and possible corporate responses to existing or unexpected competitive pressures would be significantly limited. Such limitation could have a material adverse effect on our business and overall financial condition.

Raising funds through debt or equity financings in the future, would dilute the ownership of our existing stockholders and possibly subordinate certain rights to the rights of new investors or creditors.

We expect to raise additional funds by engaging in equity and/or debt financing transactions if capital providers supply the desired amount of financial capital on the basis of terms we believe reasonable to provide for working capital needs, finance the acquisition of capital assets, and carry out business development efforts in the best interest of existing shareholders. Any sales of additional equity and/or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our Common Stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our Common Stock in connection with an acquisition of the Company. Incurring additional debt, if authorized, would create rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our Common Stock and would have to be repaid from future cash flow before there would be any return to investors. Since 2017, no stock issuances have held such preferential rights.

Our business will depend on certain key RAKR personnel and suppliers, the loss of which would adversely affect our chances of financial success.

The Company’s success depends to a significant extent upon the continued service of its senior management, key executives and consultants. We do not have “key person” life insurance policies on any of our officers or other employees. The loss of the services of any key members of senior management, and other key personnel, or our inability to retain high quality subcontractors and/or suppliers would have a material adverse effect on our business and operating results.

Senior management and key executives are able to control the Company. Michael O’Connor is the sole Director and CEO.

As of Q2 2021, the common stock is widely held by 9,437 shareholders. There are 144,226,572 issued and outstanding shares of which 76,383,612 are unrestricted shares quoted on the OTC Pink.

8

Management may be unable to implement our Business Strategy.

The Company’s business strategy is to commercialize our WaaS projects that management believes may have significant humanitarian and commercial application, thereby effecting corporate value for the benefit of equity holders. The Company’s business strategy includes developing a global marketing and sales network, and there is no assurance that we will be able to successfully identify and/or develop commercial partners for our products. In addition, even if we identify and/or develop commercial partners, distributors, and/or JVs, the time and cost of developing these relationships or otherwise obtaining local permits and guidelines, may exceed our expectations, or, when developed, the amount of water available may fall significantly short of expectations, which may provide a lower return on investment or a loss to the Company.

We have only established a limited customer base and network of distribution partners.

During the past year, 2020-2021, we have entered into various discussions with international partners, distributors, and agents, and we have existing distributors, partners, and retail customers that have developed and are about to deploy WaaS projects. Nonetheless, we have not yet established a significant customer base. While we believe our projects will have a significant impact on global water markets, and, as a result, reflect positively on the Company’s performance, an inability to attract customers and/or an incapacity to deliver our projects in a timely and cost-effective manner would have an adverse effect on our potential revenues from and growth of our business.

Water is a highly regulated industry.

Water is subject to extensive regulation by country, state and municipal regulatory authorities. Federal and state statutes regulate quality standards, safety, handling procedures, and other environmental protection controls as well as the rights of end users. We will strive to verify that our water quality will comply with all known safety and environmental standards and regulations applicable to such countries in which we are conducting business. We have extensive in-house knowledge of World Health Organization water quality standards, and we will seek local partners who we believe are operating in best-efforts compliance with all safety and environmental standards and regulations applicable to delivering water to the end consumers. However, there can be no assurance that our compliance efforts could be challenged or that future changes in federal, state and/or municipal laws, regulations or interpretations thereof will not have a material adverse effect on our ability to establish and sustain operations or adversely affect the operations of our partners.

The technology we decide to deploy in the delivery of WaaS projects may require certifications before being deployed in certain global territories.

The technology we use to deploy our WaaS projects may require certain certifications before being implemented in certain international territories. For example, in the case of the United States our deployed technology must be certified by the United States Environmental Protection Agency, under the Safe Drinking Water Act (“SDWA”) to meet certain standards in order to be certified for use in large government projects. While the RHBV technology expected to be deployed by the Company is certified in certain territories, there is no assurance as to if and/or when such certifications will be obtained in new territories we are expecting to enter and sell into. Supplemental technologies – bottling, mineralization and pre-post treatment — will be chosen only if they have already been certified.

We are exposed to risks in connection with legal liability claims associated with water quality in the event that the water delivered results in injury or damage.

If a consumer of our produced or purified water was ill affected from a health perspective by the water quality the Company could be exposed to legal liability. The Company in all cases will use every tool necessary and practically available to limit any such risk.

We face competition in our market space.

The competition in the WaaS space using AW and WW technology is limited. WaaS is usually developed at much larger scale through municipalities. Until recently, smaller remote on-site solutions have not been cost-competitive compared to alternatives, but that has changed. At the present time, we aware of other companies that produce air-to-water and/or water-to-water technologies to our preferred supplier RHBV. RHBV will face competition, but, at this moment, we are confident that, as we deliver WaaS services, we will possess a competitive advantage. To the extent that future technological advance in the market results in pricing pressures, and the possibility that that will affect the Company’s ability to increase its WaaS market share, we may face an adverse effect on our business, operating results, and overall financial condition. At such time the Company has the right to adjust its technology accordingly.

9

We will incur increased costs and may have difficulty attracting and retaining qualified directors and executive officers as a result of becoming a public company.

RAKR will become a public “reporting company” with the US Securities and Exchange Commission (“SEC”). As a public reporting company, we will incur significant legal, accounting, reporting and other expenses not generally applicable to a private company. We also will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 as well as other rules implemented by the SEC. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage. As a result, we may experience difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers.

A significant number of the Company’s outstanding shares remain with resale restrictions however we have 76,383,612 shares in the public float.

The shares of the Company’s common stock issued in the 2017 were issued and designated as “restricted” or “control” shares as defined in Rule 144 under the Securities Act and are subject to resale restrictions. Consequently, these shares were not able to be freely sold at the time unless registered under the Securities Act of 1933 or sold pursuant to an available exemption under Rule 144. Approximately 76,383,612 shares of the Company’s common stock, held by non-affiliate stockholders are eligible for resale pursuant to Rule 144 without resale restrictions. This represents approximately 53% of the total issued and outstanding shares of stock. While this remains a risk factor the number of shareholders and the percent of tradeable shares suggest a functioning market for the Company’s shares.

Inadequate market liquidity may make it difficult to sell our stock.

There is currently a public market for our common stock with volumes that have been variable over time, and we can give no assurance that there will always be a market with substantial liquidity, nor can we give assurance that the market for our stock will develop sufficiently to create significant market liquidity and/or stable market prices in the future. A stockholder may find it difficult or impossible to sell shares of our common stock in the public market because of the limited number of potential buyers at any time and/or because of fluctuations in our market price. In addition, the shares of our common stock are not eligible as a margin security, and lending institutions may not accept our common stock as collateral for a loan.

We do not anticipate paying any dividends in the foreseeable future, which may reduce the return on your investment in our common stock.

To date, the Company has not paid any cash dividends on its common stock and does not anticipate paying any such dividends in the foreseeable future. Payment of future dividends will depend on earnings and our capital requirements and our debt facilities and other factors considered appropriate by our Executive Officers and Directors. There is no assurance that we will, at any time, generate sufficient profits or surplus cash that would be available for distribution as a dividend to the holders of our common stock. Our current plans are to use any profits that we may generate to fund our ongoing marketing, sales, and operations. Therefore, any return on your investment would be derived from an increase in the price of our stock, which may or may not occur.

There is an active but variable trading market for our common stock making our stock vulnerable to significant price and volume fluctuations.

There is currently an active trading market for our common stock, which is quoted and traded on the OTC Pink. The OTC is not a listing service or exchange but is instead a dealer quotation service for subscribing members. Consequently, the market for our common stock will depend to a certain extent on the number of market makers trading in our stock. The market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, the activities of our market makers, general market conditions, and other factors. In addition, stock markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of the shares of development stage companies such as Rainmaker, which may adversely affect the market price of our common stock in a material manner. We intend to apply to have our shares quoted on the OTCQB upon the effectiveness of this Form 10 Registration Statement.

In addition, the financial markets have experienced recent extreme price and volume fluctuations. The market prices of securities in the water industry have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

10

Item 2. Financial Information.

Management Discussion and Analysis of Financial Condition and Results of Operations

This registration statement contains forward-looking statements. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of the filing of this registration statement. Except as required by law, we assume no obligation to update any forward-looking statements after the date of the filing of this registration statement.

This registration statement also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and investors are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this registration statement and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this registration statement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Overview

Rainmaker Worldwide Inc. is a Nevada company which operates its wholly owned subsidiary Rainmaker Worldwide Inc. (Ontario) with its head office in Peterborough, Ontario, Canada. The Company distributes two main types of energy-efficient, fresh water-producing technologies: (1) AW, which harvests fresh water from humidity in the atmosphere, and (2) WW, which transforms seawater or polluted water into drinking water. The technology can be wind, solar, or use conventional power sources (grid or generator), is deployable anywhere, and leaves no carbon trace if renewable resources are deployed.

Our post-restructuring business focus will deliver WaaS i.e., selling water directly to the customer on a per liter basis. This will be implemented by forming local JV partnerships that will in turn own the capital assets. In most if not all cases, RAKR will have an ownership stake in the JV, the percentage of which will be determined by the relative contribution of the relevant stakeholders.

As part of the asset restructuring described in an earlier section, RAKR retains a 12% ownership interest in RHBV. RAKR shall purchase equipment on a favorable cost-plus formula going forward by virtue of a long-term distribution agreement.

The Company endeavors to focus on the development of WaaS projects globally and has already planned various projects that are in a ready-for-deployment state and deployed such projects in Turks and Caicos, Bahamas, and Sri Lanka. Our business development activities are expected, although there can be no assurance, to yield additional business agreements for the remainder of 2021. As discussed above, WaaS involves the selling of produced (i.e., AW) or purified water (i.e., WW) on a per liter basis either in a bottle for drinking or in bulk for industrial and commercial services. This commercial activity requires the Company to deliver its operational, maintenance, marketing and sales expertise in combination with local partners in most cases. These projects will often require working with complementary technology, such as post treatment of water and mineralization, along with bottling plant and energy companies. Business activities include but are not limited to the full integration of such technologies.

RWI was originally incorporated on July 21, 2014 under the Ontario Business Corporations Act. On July 3, 2017, RWI shareholders completed a share exchange with the Company (the “Merger”) pursuant to a share exchange agreement dated June 28, 2017 (the “Share Exchange Agreement”) among the Company, RWI, and RWI’s 45 shareholders. Upon completion of the Merger, and in accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired an aggregate of 9,029,562 common shares of RWI from the RWI Shareholders (being all of the issued and outstanding shares of RWI) in exchange for an aggregate of 66,818,759 restricted shares of the Company’s common stock, or 7.4 shares for each share of RWI. Therefore, RWI became a wholly owned subsidiary of the Company effective July 3, 2017. The Company’s former name, Gold and Silver Mining of Nevada, Inc. was changed on April 24, 2017 in expectation of and conditional upon completion of the Merger. The Merger was accounted for as a reverse acquisition with RWI, considered the accounting acquirer, since the former RWI shareholders remained in control of the combined entity after the consummation of the transaction. As part of the Merger, net liabilities of $235,495 were recognized on the Company’s balance sheet. As a result of the Merger, the Company now trades on the OTC Pink Sheet under the trading symbol, RAKR.

11

On March 31, 2021, the Company, including RWI, entered a business agreement with RHBV, DRM and WWT. These companies were considered related parties on that date in virtue of stock ownership exceeding 10%. The parties agreed to an exchange of contractual obligations, debt owed, and shares of common stock in full settlement of all obligations among the parties. The resultant Financial Statements, in accordance with ASC 205-20-45-1E, reflect the impact of these exchanges to the Company. These initiatives were taken subsequent to the mutual decision among the parties to cancel the Sphere 3D Asset Purchase Agreement. After the termination of this agreement, the Company and RHBV decided to restructure in order to optimize business operations and broaden access to the capital markets. The Company and RHBV, as mutual shareholders in each other’s company, continue to pursue the mission and objective of providing low-cost water to communities and commercial entities in need of water solutions.

Change to APIC for Disposition of Discontinued Operations

Notes Payable moved to RHBV	$1,457,993
Accrued Interest on Notes Payable	242,094
Royalties Payable moved to RHBV	1,977,566
Elimination of Intercompany Loans	(719,156)
Return Common Shares for Cancellation (20,238,606)	1,477,418
Accumulated Losses of Discontinued Operations	3,278,249

Total change to APIC for Disposition of Discontinued Operations	$7,714,164

Critical Accounting Policies

Basis of Preparation

The consolidated financial statements presented are for the entity RAKR and its wholly owned subsidiary, RWI and RHBV (Discontinued Operations) as a consolidated entity for the years ending December 31, 2020 and 2019 and quarters ending June 30, 2021 and 2020. The consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles. The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All accounting policies are chosen to ensure the resulting financial information satisfies the concepts of relevance and reliability.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of discontinued operations and the subsidiary located outside of the United States are measured in their functional currency: RWI reports in Canadian dollars and RHBV reports in Euros. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average annual exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive income in the consolidated balance sheets.

Intangible Assets

The Company acquired intellectual property including know-how and patents in the December 2015 Asset Purchase Agreement whereby RWI purchased the assets of DRM and WWT. Commencing January 2016, the Company has amortized the patents and know-how using the average life expectancy of the patents which is 14 years. As discussed in the note regarding Discontinued Operations, these intangible assets are part of the restructuring agreement.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use. Depreciation is provided at rates estimated to write off the cost of the relevant assets less their estimated residual values by equal annual amounts over their expected useful lives. Residual values and expected useful lives are reviewed and adjusted, if appropriate, at the end of each reporting period. Depreciation periods for the Company’s property and equipment are as follows:

Leasehold Improvements – lesser of 10 years or lease duration

Manufacturing Equipment – 5 years

Office Furniture & Equipment – 5 years

Demonstration Equipment – 10 years

Intellectual Property – 14 years

Computer Software – 5 years

12

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial conversion features.

Demonstration Equipment

Demonstration equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use. Depreciation for the demonstration equipment is at a rate estimated to write off the cost of the equipment less its estimated residual value by an equal annual amount over its expected useful life. The residual value and expected useful life of the demonstration equipment is reviewed and adjusted, if appropriate, at the end of each reporting period.

Revenue Recognition

In May 2014, the FASB issued an accounting standard update (‘ASU”), 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU amends the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. On January 1, 2018, the Company adopted the new Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective method, and the Company determined the new guidance does not change the Company’s policy of revenue recognition. The Company has three sources of revenue. The first is through the direct sales of water production and purification systems. A contract with a customer is established once an agreement is signed and the initial down payment is received. Each transaction price is established in the signed contract. Unearned revenue is recognized upon receipt of the down payment for the system. The revenue is recognized once title of the system transfers to the customer. The nature of the business of equipment sales implies there is only one performance obligation which is delivery of the end product to the customer. Our contracts outline each party’s rights and obligations including the terms and timing of payments. The second is through participation in WaaS partnerships. These partnerships will purchase the machines from the Company and the revenue is recognized in accordance with the corresponding rules. These partnerships will also generate revenue sharing as water is sold in accordance with the various agreements and that revenue is recognized in the period it is earned. The third source of revenue is in exchange for operating, maintenance and professional services to these joint ventures. That revenue is recognized in the period it is earned. In June 2018, the FASB issued guidance clarifying the revenue recognition and measurement issues for grants, contracts, and similar arrangements, ASU Topic 958. Government grants and contracts are agreements that generally provide cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period. During 2019, RHBV received a Grant from the European Commission. That Grant and associated contract with European Commission has been analyzed and it has been determined it is a non-exchange transaction and falls within the scope of ASU 958, and revenue should be recognized in accordance with Topic 958 guidance. Accordingly, the Company recognizes revenue from its grant and contract in the period during which the related costs are incurred, provided that the conditions under which the grants and contracts were provided have been met and only perfunctory performance obligations are outstanding. In 2019, the Company was awarded a €2.3 million European Commission Grant to develop and construct the first off-grid water desalination system 100% powered by renewable energy. The unit will be commissioned and tested in the Canary Islands. The project duration was originally to run September 1, 2019 to August 31, 2021. An extension to May 31, 2022 was granted due to delays related to COVID. RHBV post-restructuring retains all rights and obligations under this Grant once the project is complete.

Related Party Transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

13

Share-based Payment Expense

The Company follows the fair value method of accounting for stock awards granted to employees, directors, officers, and consultants. Share-based awards to employees are measured at the fair value of the related share-based awards. Share-based payments to others are valued based on the related services rendered or goods received or if this cannot be reliably measured, on the fair value of the instruments issued. Issuances of shares are valued using the fair value of the shares at the time of grant; issuances of options are valued using the Black-Scholes model with assumptions based on historical experience and future expectations.

Asset Retirement Obligation

Included in the assets acquired in the December 2015 Asset Purchase Agreement, the Company obtained an obsolete wind turbine located in Leeuwarden, Netherlands. In accordance with ASC 410, Asset Retirement and Environmental Obligations and pursuant to the guidelines of the City of Leeuwarden for land leases, the Company was required to decommission the turbine including disassembly and removal of wind turbine generator and tower, substation and interconnection facilities, as well as foundation for the tower, and to provide for restoration of the property to its original state. The Company recorded an initial asset retirement obligation at fair value as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets occurs. The liability is accreted each period over the maximum term of the contractual agreements. The Company records the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the maximum term of the contractual agreements. In July 2020, the asset was dismantled, and the asset retirement obligation eliminated.

Financial Liabilities and Equity Instruments

Financial liabilities and equity instruments are classified and accounted for as debt or equity according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities.

Marketing, Advertising and Promotional Costs

As required by Generally Accepted Accounting Principles of the United States, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer amounts on its year-end consolidated balance sheets with respect to marketing costs. Advertising costs are expensed as incurred.

Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s consolidated financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and assess performance. The Company has reportable segments in the United States, Canada and The Netherlands.

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Loss per Share

The Company reports loss per share in accordance with ASC 260, “Earnings per Share”. Basic loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and other potentially dilutive securities outstanding during the year. The Company has options, debentures and other potentially dilutive instruments extending to the latest date of April 1, 2026. To the extent that the fully diluted shares exceed the authorized capital at any point in time, action will be taken by the Executive Management and Board of the Company to ensure those shares are available for distribution.

14

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted by the date of the statement of financial position.

Equity-Settled Transactions

The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted. The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense is recognized for equity- settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share-based compensation reserve. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement or is beneficial to the employee as measured at the date of modification.

Inventory

Inventory and work in progress are valued at the lower of cost and net realizable value. The production cost of inventory includes an appropriate proportion of depreciation and production overheads based the ratio of indirect vs. direct costs. Cost is determined on the following bases: Raw materials and consumables are valued at cost on a first in, first out (FIFO) basis; finished products are valued at raw material cost, labor cost and a proportion of manufacturing overhead expenses.

Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy prioritizing the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows: Level 1 - Quoted prices in active markets for identical assets or liabilities. Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly. Level 3 - Significant unobservable inputs that cannot be corroborated by market data. The Company’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in the circumstances that caused the transfer. There were no such transfers during the periods being reported.

Customer Concentration

Due to the infancy of the Company’s market penetration, current sales are concentrated on a limited number of customers.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company maintains the majority of its cash accounts at a commercial bank. Cash balances are insured by the Canada Deposit Insurance Corporation (“CDIC”) up to CAD$100,000 per commercial bank and the Netherlands Deposit Guarantee Scheme (DGS) up to EUR100,000 per commercial bank. From time to time, cash in deposit accounts may exceed the insurance limits thus the excess would be at risk of loss. For purposes of the statement of cash flows we consider all cash and highly liquid investments with maturities of 90 days or less to be cash equivalents. As of June 30, 2021, the Company had no cash equivalents.

15

Results of Operations

We have had limited operations leading to revenue generation except for except for business development related activities that have led to a number of pending contracts to be implemented. Due to COVID-19 these implementations have been delayed due to travel restrictions. Furthermore, during the last three years, we have manufactured a number of units that are ready for deployment. We expect to generate operating revenue later in 2021 and beyond. We have an extensive network of independent distributors that we will reengage once implementations are permitted.

Comparison of Years Ended December 31, 2020 and 2019

We had no revenue during the year ending December 31, 2020 and $189,237 revenue reported for the year ending December 31, 2019. Our general and administrative expenses were $17,064,796 for the year ended December 31, 2020 compared to $7,825,300 for the year ended December 31, 2019. The increase of $9,239,496 is largely accounted for by the increase of compensation expenses of $4,883,288 resulting from options and warrants vesting in 2020, increases in general and administrative expenses of $2,430,596, increases in marketing and advertising expenses of $1,079,417, increases in consulting expenses of $875,969, increases in depreciation expenses of $21,833, offset in part by decreases in rent of $8,096 and travel expenses of $21,253.

Liquidity and Capital Resources - Going Concern

At December 31, 2020, we had an accumulated deficit of $68,271,589 and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception solely through private placements of equity and debt instruments, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are satisfactory to us. At December 31, 2020, we had approximately $326,536 in cash.

The accompanying audited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. However, there can be no assurance that the Company will be able to obtain financing or internally generate cash flows from operations, which may impact the Company’s ability to continue as a going concern. The accompanying audited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the potential inability of the Company to continue as a going concern.

We will be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments will be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities, which will have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impacted by such factors as the weakness of capital markets, both generally and specifically in the renewable energy industry, and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, if any, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Comparison of Six-Month Periods Ended June 30, 2021 and 2020

We had no revenue in the six-month period ended June 30, 2021 or 2020, and we have had minimal revenue since inception. While we had no selling expenses in either of these periods our general and administrative expenses were $963,475 for the six months ended June 30, 2021 compared to $12,846,403 in the six months ended June 30, 2020. The decrease of $11,882,928 is largely accounted for by the fact that options and warrants vesting in the first half of 2020 were very little versus none vesting in the first half of 2021.

16

Liquidity and Capital Resources - Going Concern

The Company has incurred continuing losses from its operations and has an accumulated deficit of $68,271,589 as at June 30, 2021. There are no assurances the Company will be able to raise capital on acceptable terms or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its business, which could harm its financial condition and operating results. These conditions raise substantial doubt about the Company’s ability to continue ongoing operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. The Company’s ability to continue its operations and to pay its obligations when they become due are contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings to enable it to meet its operating needs including current and future sales orders. In addition, revenues are being forecasted at the operational level considering the imminent implementation of local JV-based WaaS agreements once travel restrictions due to COVID permit. This is true in Turks and Caicos, Bahamas and Sri Lanka. Since the onset of the COVID-19 pandemic, significant disruption to business operations has occurred as a consequence of certain restrictions and other measures affecting the capability of the Company to plan and execute various manufacturing and sales-related activities in accordance with our executive management team’s corporate policy and strategy. As public health and safety authorities continue to increase the efficacy of government policy in combatting the spread of COVID-19 in particular jurisdictions, the Company reasonably expects an improving business development and sales outlook.

At June 30, 2021 we had approximately $7,452 in cash. Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities, we believe that we will have adequate resources to fund our operations in 2021. The report of the independent registered public accounting firm, dated August 13, 2021, on the financial statements of our company, states that there is substantial doubt about our company’s ability to continue as a going concern. There can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case we would not have sufficient cash to sustain our operations and we would be unable to continue as a going concern. With a successful listing we expect we will be able to raise the requisite capital. The cash pressure will be mitigated by incoming sales against machines in production which have already been fully paid. In addition, we are expecting to receive the remaining balance against a loan agreement that will carry us comfortably until our next capital raise.

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. However, there can be no assurance that the Company will be able to obtain financing or internally generate cash flows from operations, which may impact the Company’s ability to continue as a going concern. The accompanying unaudited consolidated balance sheets do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the potential inability of the Company to continue as a going concern.

Commitments and Contingencies

We have no employment agreements, no employee stock option plans or deferred compensation plans. We have two long term consulting contracts with current executive management (3 years) which would result in expenditures of $360,000 in the next 12 months. These agreements are terminable with 90 days’ notice from the consultant and one year notice from the Company without cause. We are not a party to any active litigation.

Recent Accounting Pronouncements

The Company’s recent accounting pronouncements are described in Note 2 to the accompanying financial statements.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Item 3. Properties.

None.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of the date of the filing of this registration statement, with respect to the beneficial ownership of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s sole executive officer and director.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial owner is c/o Rainmaker Worldwide Inc., 271 Brock Street, Peterborough, Ontario, K9H 2P8 Canada.

17

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percent of class (1)
5% Beneficial Owners:

Common	Dutch Rainmaker B.V. Schipholweg 1171 PK Badhoevedorp Netherlands (2)	7,250,000		5.0%

Common	Kawartha Entertainment Group Inc. 286 George St. N. Peterborough, ON K9J 3H2 Canada (3)	7,389,749		5.1%

Common	Webbs Hill Partners, LLC 309 Lukes Wood Road New Canaan, CT 06840	25,000,000	(4)	14.8%

Common	Seaview Merchant Bancorp 2 Toronto Street Suite 231, Toronto, ON M5C 2B5 Canada	15,000,000	(5)	9.4%

Common	Sphere 3D Corp. 895 Don Mills Road, Building 2, Suite 900 Toronto, Ontario M3C 1W3 Canada	20,705,978	(6)	12.5%

Common	Mill End Capital Ltd.	13,500,000	(7)	8.6%

Directors and Officers:

Common	Michael O’Connor	4,235,431	(8)	2.9%

(1)	The calculated percentage ownership is based on 144,354,957 shares of Common Stock outstanding as of the date of the filing of this registration statement together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of the date of the filing of this registration statement are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The board of directors of Dutch Rainmaker B.V., consists of Joost Oosterling and Nityen Lal who jointly exercise voting and investment power over the securities of the Company owned by Dutch Rainmaker B.V. Dutch Rainmaker B.V. is a widely held entity.

(3)	Michael Skinner exercises voting and investment power over the securities of the Company owned by Kawartha Entertainment Group Inc. Michael Skinner is the former CEO of RAKR and no longer affiliated with the Company.

(4)	Webbs Hill Partners, LLC is held by two shareholders, Patricia Trompeter (58%) and Aris Kekedjian (42%). Does not include 25,000,000 shares issuable upon exercise of warrants with an exercise price of $0.20 per share.

(5)	Seaview Merchant Bancorp LP; Does not include 13,500,000 and 1,500,000 shares issuable upon exercise of warrants with an exercise price of $0.30 and $0.15 respectively per share. Victoria Glynn, Managing Partner and authorized representative.

(6)	Sphere 3D Corp. is a publicly traded and widely held corporation on the NASDAQ. Peter Tassiopoulos is the Chief Executive Officer and is deemed to be the beneficial owner of the shares. Does not include 20,705,978 shares issuable upon exercise of a Senior Secured Convertible Promissory Note. Conversion is calculated here at the floor price of $0.15. The convertible note may not be exercised to the extent such exercise would cause the holder to own in excess of 4.99% of our outstanding shares of Common Stock. The number of shares deemed beneficially owned is limited accordingly.

(7)	Does not include 13,500,000 shares issuable upon exercise of warrants with an exercise price of $0.15 per share. George Sandhu is the authorized representative of Mill End Capital Ltd. and as such is deemed to be the beneficial owner of such shares.

(8)	Represents shares of the Company owned by Larchwood Management Partners Inc. as well as shares held personally by Michael O’Connor, the Company’s CEO, Executive Chairman and sole Director. Michael O’Connor is the President and sole Director of Larchwood Management Partners Inc.

18

Item 5. Directors and Executive Officers.

The following table lists our current executive officers and directors. Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board.

Name	Age	Position
Michael J. O’Connor	55	Chief Executive Officer, Chairman

Michael J. O’Connor. Mr. O’Connor is the co-founder and CEO of Rainmaker Worldwide Inc., bringing more than 25 years of operational, corporate finance, business development and corporate governance experience to the organization.

In 1998, O’Connor joined Orascom Telecom in Egypt, a Company publicly traded on the London Stock Exchange, as a founding executive, leading all business development and M&A activities throughout Africa, the Middle East, Europe and Asia. Between 1998 and 2008 the company grew from 250,000 mobile subscribers in Egypt to more than 125 million subscribers across 10 countries, with 100,000 employees. In 2008, O’Connor returned to Canada as one of the founders of Wind Mobile. Wind Mobile grew to more than 1 million subscribers and 1,000 employees. Now known as Freedom Mobile, the company was acquired by Shaw Communications Inc. in March 2016 for $1.6 billion.

In 2013, Mr. O’Connor left Wind Mobile to pursue multiple entrepreneurial initiatives, including a wholly owned consultancy practice focused primarily on telecommunications and large- scale infrastructure projects. During that time, he was a Board Member and Member of the Audit Committee and Policy Committee at Trent University where he also received his Honours BA in Economics. He obtained his MA in Economics and Finance from Carleton University before joining Queens School of Public Policy and the Economic Council of Canada as a Senior Analyst while pursuing his post graduate studies.

In 2014 Mr. O’Connor was introduced to DRM and its Founder Piet Oosterling. Mr. O’Connor led the incorporation of RWI and executed the initial capital raise in December of 2015 in the amount of $3 million. In 2017 he led the reverse takeover into RAKR and has executed debt financing of $3.59 million and equity financing of $1.07 million for a total of $4.66 million since 2017.

Board Leadership Structure and Role in Risk Oversight

We have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Mr. O’Connor has served as Chief Executive Officer and sole director of the Company since inception with the exception of the period January 21, 2020 to December 31, 2020 when Michael Skinner temporarily became the CEO. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chief Executive Officer serve as our sole director.

Our board of directors is primarily responsible for overseeing our risk management processes, and acts as our audit committee. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The board of directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

19

Item 6. Executive Compensation.

For FY 2020, the Company paid $767,300 in Executive Compensation to four Executives/Consultants through consulting agreements in force at the time. Over the course of 2017 to 2021, unpaid consulting contracts with Executives were negotiated on the basis of convertible notes at or above market price with existing Officers of the Company. These agreements are reflected in the current shareholder base. The current executives have agreed to receive payment based on the ability of the Company to pay. We have retainer agreements with legal, accounting and marketing and accounting firms to round out our expertise.

Employment Agreements

We are not party to any employment agreements or any obligations under Ontario’s Employment Standards Act (ESA).

Director Compensation for Year Ended December 31, 2020

No director of the Company received any compensation for services as director for the year ended December 31, 2020.

The below table sets forth the compensation of our Chief Executive officer for the respective periods as well as our other officers and highly paid employees.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards	All Other Compensation	Total
In thousands
Michael O’Connor(1)	2020	198.5	-	-	-	-	$198.5

Executive Chairman	2019	72	-	-	-	-	$72

Michael Skinner(2)	2020	224.8	-	-	779	-	$1,003.8
Chief Executive Officer	2019	-	-	-	-	-	$-

Michael Dohaney(3)	2020	226.8	-	-	-	-	$226.8
Chief Financial Officer	2019	72	-	-	-	-	$72

Kelly White(4)	2020	116	-	-	-	-	$116
VP Finance	2019	72	-	-	-	-	$72

1 Michael O’Connor was appointed as the Company’s Chief Executive Officer and Executive Chairman July 2017.

2 Michael Skinner was appointed as the Company’s Chief Executive Officer January 21, 2020. The fair market value of the options awarded to Mr. Skinner is $779,000.

3 Michael Dohaney was appointed as the Company’s Chief Financial Officer October, 2017 until October, 2020,

4 Kelly White was appointed as the Company’s VP Finance July, 2017. She is not deemed an executive officer of the Company..

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

The former CEO Michael Skinner, now a non-affiliate, has a total of 4,100,000 Warrants and Options which are exercisable for a period of five (5) years at an exercise price of $.10 per share, as may be adjusted. For the year 2020, 100,000 Options per month vested as part of Mr. Skinner’s compensation package as CEO of the Company. The remaining 2.4 million Options and 500,000 Warrants vested upon his departure based on his contract.

The current CEO and sole Director of the Company previously owned Entreco Corporation which was the leaseholder for the Company’s headquarters. The CEO entered into a Share Purchase Agreement with an independent buyer of Entreco and no longer holds any interest in the Company. While RAKR will continue to headquarter at the same location, in the aftermath of COVID-19 we will be considering remote work locations to optimize costs. From 2017-2021, the CEO, through his fully controlled consultancy Company, Larchwood Management Partners (“LMP”) accumulated $615,500 in unpaid consultancy fees. On February 9, 2021, the total amount was converted into shares at $0.09. From January 2021 until the time of filing the Company has accumulated payables under LMP consultancy contract of $143,000 inclusive of related expenses including telecommunications.

As part of the recent restructuring with its former Dutch subsidiary (RHBV), the Company completed a reconciliation of all intercompany accounts. Currently, the Company has deposits on account with RHBV for the completion of two AW machines and one WW machine. The WW machine is completed and will be shipped to a defined location in the near future. All intercompany accounts are cleared and other than the delivery of machines there remain no further obligations by or from either party.

Director Independence

Our sole director, Michael O’Connor, is not independent as the term is defined under SEC rules. The Company intends to identify independent directors such that the minimum number of directors would be five with a minimum of three to be independent.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

As of the date of the filing of this registration statement, there are issued and outstanding 144,354,957 shares of Common Stock. This Company is traded on the OTC under the stock symbol (RAKR). In addition, as of the date of the filing of this registration statement, there are options and warrants as described in the table below.

	Issue Date	Term	Strike Price	Amount	Expiry
Warrants	12/31/2020	5 years	$0.10	500,000	12/31/2025
Options	12/31/2020	5 years	$0.10	3,600,000	12/31/2025
Warrants	10/01/2020	3 years	$0.15	15,000,000	10/01/2023
Warrants	01/22/2020	3 years	$0.20	25,000,000	01/22/2023
Warrants	10/01/2020	3 years	$0.30	13,500,000	10/01/2023
Warrants	04/01/2021	5 years	$0.10	4,100,000	04/01/2026

As of the date of the filing of this registration statement, there are 9,437 shareholders of record of our Common Stock. The price of the stock at the time of this filing was 0.0383 with a 30-day VWAP of 0.040688. The average daily trading volume of the stock over the last 30-day period was 161,388.

20

We have not declared cash dividends on our Common Stock since inception and do not anticipate paying dividends in the foreseeable future. We plan to retain any future earnings for business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan Information

As of the date of the filing of this registration statement, we have no equity compensation plans but we have in the past and plan to reinitiate as a part of reconstituting the Board, hiring management and executives as a follow on to financing efforts and implementation of WaaS projects.

Item 10. Recent Sales of Unregistered Securities.

The following table provides the details for all non-registered sales of securities for the past three years. It includes sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities. Furthermore, there are 2 transactions reflecting the Q1 restructuring of the former subsidiary where 20,238,606 shares were returned to treasury.

Date of Transaction	Transaction type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Individual/ Entity Shares were issued to (entities must have individual with voting / investment control disclosed).	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of services Provided	Restricted or Unrestricted as of this filing.
18/10/2019	New shares	400,000	Common	0.075	Individual – Bruce Bent	Private placement	Restricted
22/10/2019	New shares	5,250,000	Common	0.005	Lallande Poydras Investment Partnership	Debt conversion	Unrestricted
22/10/2019	New shares	5,250,000	Common	0.005	Rutherglen Value Enhancement Inc	Debt conversion	Unrestricted
11/02/2020	New shares	688,000	Common	0.100	Individual - Bruce Bent	Private placement	Restricted
26/02/2020	New shares	2,176,000	Common	0.100	Individual - Bruce Bent	Private placement	Restricted
27/02/2020	New shares	1,010,000	Common	0.010	MSW Project Limited	Debt conversion	Unrestricted
27/02/2020	New shares	3,366,663	Common	0.010	Rutherglen Value Enhancement Inc	Debt conversion	Unrestricted
28/02/2020	New shares	6,733,337	Common	0.010	Tyrell Global Acquisitions Inc.	Debt conversion	Unrestricted
28/02/2020	New shares	2,000,000	Common	0.010	Step Stone Enterprise Ltd	Shares for market development services	Restricted
02/03/2020	New shares	166,667	Common	0.100	Individual - Michael Della Fortuna	Private placement	Restricted
02/03/2020	New shares	166,667	Common	0.100	Kalyta & Associates Inc.	Private placement	Restricted
02/03/2020	New shares	166,667	Common	0.100	Individual - James Ross	Private placement	Restricted
02/03/2020	New shares	3,333,000	Common	0.010	Rutherglen Value Enhancement Inc	Debt conversion	Unrestricted
02/03/2020	New shares	5,757,000	Common	0.010	Lallande Poydras Investment Partnership	Debt conversion	Unrestricted

21

07/05/2020	New shares	2,000,000	Common	0.100	Pi Eco Latin America & Asia:	Debt conversion	Restricted
14/05/2020	New shares	100,000	Common	0.0010	Lallande Poydras Investment Partnership	Debt conversion	Restricted
01/06/2020	New shares	250,000	Common	0.100	Lallande Poydras Investment Partnership	Private Placement	Restricted
15/06/2020	New shares	2,783,530	Common	0.0010	Lallande Poydras Investment Partnership	Debt conversion	Restricted
15/06/2020	New shares	40,000	Common	0.150	SRAX Inc.- Christopher Miglino	Shares for marketing services	Restricted
29/06/2020	New shares	3,333,302	Common	0.010	MSW Project Limited - Bruce Bent	Debt conversion	Unrestricted
07/08/2020	New shares	937,793	Common	0.3199	SRAX Inc.- Christopher Miglino	Shares for marketing services	Restricted
04/02/2021	New shares	2,000,000	Common	0.0375	Individual – Bruce Bent	Private placement	Restricted
08/02/2021	New shares	913,074	Common	0.09	Kawartha Entertainment Group Inc.	Debt conversion	Restricted
08/02/2021	New shares	760,895	Common	0.09	Kawartha Entertainment Group Inc.	Debt conversion	Restricted
08/02/2021	New shares	2,578,887	Common	0.09	Kawartha Entertainment Group Inc.	Debt conversion	Restricted
09/02/2021	New shares	3,582,103	Common	0.09	Larchwood Management Partners Inc.	Debt conversion	Restricted
09/02/2021	New shares	772,363	Common	0.09	Kawartha Entertainment Group Inc.	Debt conversion	Restricted
04/03/2021	New shares	4,807,692	Common	.065	SBC Investments Limited	Debt conversion	Restricted
04/03/2021	New shares	4,230,769	Common	.065	2420548 Ontario Limited	Debt conversion	Restricted
04/03/2021	New shares	1,230,769	Common	.065	Individual – Panambara Somaweera	Debt conversion	Restricted
04/03/2021	New shares	4,007,692	Common	.065	Seaview Merchant Bancorp LP	Debt conversion	Restricted
31/03/2021	Cancellation	3,235,957	Common	0.073	Wind en Water Technologie Holding B.V.	N/A	N/A
31/03/2021	Cancellation	17,002,649	Common	0.073	Dutch Rainmaker B.V	N/A	N/A
27/08/2021	New shares	128,385	Common	0.03	Donald R. Hickey	Private Placement	Restricted

Item 11. Description of Registrant’s Securities to be Registered.

This registration statement relates to our Common Stock, par value $0.001 per share. We are authorized to issue 200,000,000 shares of Common Stock. As of the date of the filing of this registration statement, there are 144,354,957 shares of Common Stock outstanding. In addition, as of the date of the filing of this registration statement, there are five-year warrants and options, issued on December 31, 2020, to purchase 4,100,000 shares of Common Stock, at an exercise price of $0.10, three-year warrants, issued on January 22, 2020, to purchase 25,000,000 shares of Common Stock, at an exercise price of $0.20, on October 1, 2020 issued warrants to purchase 15,000,000 and 13,500,000 at an exercise price of $0.15 and $0.30 respectively and 4,100,000 five-year options issued on April 1, 2021 vesting at 125,000 per month with an exercise price of $0.10. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors. Our outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

22

Sphere 3D, with whom the Company previously considered a merger, holds a $3,105,896.72 Senior Secured Convertible Promissory Note due October 1, 2023 in the form of a balloon payment along with interest accrued at 10% per annum. It is convertible into shares of Common Stock hereunder equal to 85% multiplied by the average of the 5 closing prices of the Common Stock immediately preceding the Trading Day that the Company receives a Notice of Conversion and shall not be less than $0.15 per share.

Our board of directors could use our authorized but unissued shares of Common Stock to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company, even if the holders of Common Stock are in favor of that change of control.

If the condition set forth above relating to the Company having filed all required reports under the Exchange Act is not satisfied, holders of our Common Stock who are not affiliates of the Company may resell their shares of Common Stock, pursuant to Rule 144, one year following the acquisition of such securities from the Company or an affiliate of the Company. If the condition set forth above relating to the Company having filed all required reports under the Exchange Act is not satisfied, holders of our Common Stock who are affiliates of the Company may not resell their shares pursuant to Rule 144.

We are not party to any agreement, and do not have any plans, to register any of our securities for resale.

Item 12. Indemnification of Directors and Officers.

With the exception of actions by or in the right of the corporation, Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business entity against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person either: (i) is not liable under Section 78.138 of the NRS or (ii) acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

For actions brought by or in the right of the corporation, a corporation may indemnify, under the statutory mechanism set out in Section 78.7502(2) of the NRS, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business entity against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person either: (i) is not liable under Section 78.138 of the NRS or (ii) acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification made under the mechanism set out in the aforementioned statutory provision may be made for any claim, issue, or matter for which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines on application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses as the court deems proper

Our Certificate of Incorporation and Bylaws, in the future, will provide that we indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to, and intend to, apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification. In addition, our sole director, who also serves as a director of our parent company, is covered by our parent company’s insurance policy with respect to his service on the Company’s board.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

23

Item 13. Financial Statements and Supplementary Data.

Rainmaker Worldwide Inc.

Index to Financial Statements

Audited Financial Statements:

Unaudited Financial Statements:

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Rainmaker Worldwide, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rainmaker Worldwide, Inc. and its subsidiaries (collectively, the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Other Assets

As discussed in Note 7 to the financial statements, the Company evaluates intellectual property for impairment on an annual basis to determine if an impairment exists.

Auditing management’s evaluation of impairment analysis can be a significant judgment, given the fact that the analysis uses managements estimates on future cash flows derived from the intellectual property.

To evaluate the appropriateness and accuracy of the impairment determined by management, we examined the estimated future cash flows and management’s assessment of the probability of those future cash flows in conjunction with the historical evidence and signed agreements.

Capital Stock and Other Equity Accounts

As discussed in Note 14 to the financial statements, the Company recognizes the expense related to the issuance of stock options based on a Black Scholes option pricing model.

Auditing management’s calculation of the fair value of stock options can be a significant judgment, given the fact that the Black Scholes model uses estimates of future value based on historical data.

To evaluate the appropriateness and accuracy of the fair value determined by management, we examined the historical data and the model used to calculate the fair value of the stock options.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2020.

Houston, Texas

April, 12, 2021

F-2

RAINMAKER WORLDWIDE INC.

(FORMERLY GOLD AND SILVER MINING OF NEVADA, INC.)

Consolidated Balance Sheets

	Years ended December 31
	2020	2019

Assets
Current Assets
Cash	$326,536	$631,588
Other receivables	20,319	62,847
Inventory	759,705	142,244
Investments	112,000	-
Prepaid expenses	101,170	251,600
Total Current Assets	1,319,730	1,088,279

Net Operating Lease Right-of-Use Asset	498,031	67,304

Property & Equipment, net of accumulated depreciation of $156,582 and $120,173	56,202	91,129

Intellectual Property, net of accumulated depreciation of $2,142,596	-	5,305,477

Demonstration Equipment / Development, net of accumulated depreciation of $304,943 and $190,652	684,316	655,916

Total Assets	$2,558,279	$7,208,105

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$934,081	$457,193
Related party payables	2,583,205	1,911,632
Accrued liabilities	483,108	189,318
Grant obligation	1,718,382	1,339,340
Operating lease liabilities	498,032	67,304
Customer deposits	213,617	168,947
Contingent liability	4,423,910	4,423,910
Provision for ARO Obligation	-	28,859
Convertible notes payable, net discount of $0 and $65,196	315,419	454,973
Convertible notes payable-related parties, net of discount of $467,118 and $0	1,413,378	434,858
Notes payable - related parties	88,797	260,791
Other loans payable	417,326	556,798
Total Current Liabilities	13,089,255	10,293,923

Long Term Payables
Notes payable	799,874	732,418
Convertible notes payable	3,105,897	-
Total Long Term Payables	3,905,771	732,418

Total Liabilities	$16,995,026	$11,026,341

Stockholders’ Equity
Common stock - $0.001 par value; 200,000,000 authorized; 139,580,934 and 104,572,308 oustanding at December 31, 2020 and December 31, 2019, respectively	$139,581	$104,572
Additional paid-in capital	53,611,108	41,146,619
Stock payable	75,000	68,800
Accum deficit-previous years	(45,625,795)	(37,606,409)
Net profit (loss)-current year	(22,645,794)	(8,019,386)
Accumulated deficit	(68,271,589)	(45,625,795)
Accumulated other comprehensive income	9,153	487,568
Total Stockholders’ Equity	$(14,436,747)	$(3,818,236)
Total Liabilities and Stockholders’ Equity	$2,558,279	$7,208,105

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RAINMAKER WORLDWIDE INC.

(FORMERLY GOLD AND SILVER MINING OF NEVADA, INC.)

Consolidated Statements of Operations and Comprehensive Loss

	December 31
	2020	2019

Revenue	$-	$189,237

Cost of Goods Sold	-	155,911

Gross Margin	-	33,326

Expenses
General and administrative expense	17,064,796	7,825,300
Total Expenses	17,064,796	7,825,300

Loss from Operations	(17,064,796)	(7,791,974)

Other income (expense)
Gain on retirement of ARO	13,392	-
Loss on impairment of IP	(4,650,966)	-
Interest expense	(943,424)	227,412
Total other income (expense)	(5,580,998)	227,412

Net Loss	$(22,645,794)	$(8,019,386)

Other comprehensive income
Foreign exchange translation gain (loss)	(478,415)	227,484
Net loss and comprehensive loss	$(23,124,209)	$(8,246,870)

Net loss per share - basic and diluted	$(0.17)	$(0.08)

Weighted average number of common shares outstanding - basic	131,191,496	95,769,204

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Statements of Stockholders’ Equity (deficit)

						Accumulated
			Additional			other
	Number of		paid-in	Stock		comprehensive
	stock	Amount ($)	capital ($)	Payable	Deficit ($)	income ($)	Total
Balance, December 31, 2018	93,672,308	$93,672	$34,989,503	$-	$(37,606,409)	$260,084	$(2,263,150)
Shares issued for debt	10,500,000	10,500	42,000				52,500
Private placements	400,000	400	29,600				30,000
Shares issued for services			6,009,336				6,009,336
Stock-based compensation			76,180				76,180
Stock Payable				68,800			68,800
Foreign currency translation						227,484	227,484
Net loss for the year					(8,019,386)		(8,019,386)
Balance, December 31, 2019	104,572,308	$104,572	$41,146,619	$68,800	$(45,625,795)	$487,568	$(3,818,236)
Shares issued for debt	22,200,000	22,200	278,800	-	-	-	301,000
Private placements	3,614,001	3,614	357,786		-	-	361,400
Shares issued for services	2,977,793	2,978	313,023	-	-	-	316,001
Conversion of convertible promissory notes	6,216,832	6,217					6,217
Stock-based compensation	-	-	11,514,880	-	-	-	11,514,880
Stock Payable	-	-	-	6,200	-	-	6,200
Foreign currency translation	-	-	-	-	-	(478,415)	(478,415)
Net loss for the year	-	-	-	-	(22,645,794)	-	(22,645,794)
Balance, December 31, 2020	139,580,934	$139,581	$53,611,108	$75,000	$(68,271,589)	$9,153	$(14,436,747)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Statement of Cash Flows

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,645,794)	$(8,019,386)
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation expense	175,892	116,416
Loss on impairment	4,650,966
Stock-based compensation	10,892,625	6,009,336
Shares issued for services	316,000	-
Discount amortization	565,334	10,984
IP amortization	518,352	523,938
Gain on retirement of ARO	(13,266)
Non-cash Lease expense	101,588	114,850
Change in operating assets and liabilities:
Other Receivable	42,528	(33,078)
Inventory	(617,461)	(38,159)
Prepaid expenses	150,430	(118,741)
Accounts payable, related party payables and accrued liabilities	2,703,846	(73,551)
Customer deposits	76,989	(176,702)
Contract Obligation	289,251	1,181,820
Provision for ARO obligation	(14,635)	-
Lease liabilities	(101,588)	(114,850)

CASH USED FOR OPERATING ACTIVITIES	(2,908,943)	(617,123)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for investment in JV	(112,000)	-
Cash paid for purchase of fixed assets	(102,481)	(44,480)

CASH USED FOR INVESTING ACTIVITIES	(214,481)	(44,480)
		-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	367,600	98,800
Borrowed on debt	2,775,000	1,217,362
Repayments on other loans payable	(183,450)	-

CASH PROVIDED BY FINANCING ACTIVITIES	2,959,150	1,316,162
Effect on Foreign Currency Exchange	(140,778)	(27,496)

NET INCREASE (DECREASE) IN CASH	(305,052)	627,063

CASH AT BEGINNING OF YEAR	631,588	4,525

CASH AT PERIOD END	$326,536	$631,588

NON-CASH TRANSACTIONS

Shares issued for conversion	-	52,500
Adoption of ACS 842	-	179,708
Lease modification	38,076	-
Lease acquisition	494,239	-
Debt Discount	-	76,180

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements

Note 1: Nature of Operations, Reverse Merger and Going Concern

Nature of Operations

Rainmaker Worldwide Inc. (“Rainmaker” or the “Company”) is a Nevada company which operates through two wholly owned subsidiaries; Rainmaker Worldwide Inc. (Ontario) (“RWI”) which hosts the Company’s head office in Peterborough, Ontario, Canada, and Rainmaker Holland B.V. (“RHBV”) which functions as the Company’s innovation and manufacturing center in Rotterdam, Netherlands. The Company’s patented water technology provides economical drinking water wherever it’s needed and at scale. The Company builds two types of energy-efficient, fresh water-producing technologies: (1) Air-to-Water, which harvests fresh water from humidity in the atmosphere. (2) Water-to-Water, which transforms seawater or polluted water into drinking water. The technology is both wind and solar powered, is deployable anywhere, and leaves no carbon trace.

While we continue to manufacture and sell equipment, we are shifting our focus to deliver Water-as-a-Service (“WaaS”) i.e. selling water directly to the customer on a per liter basis. This will be executed by forming local joint venture partnerships who will in turn own the Rainmaker and related equipment. In most if not all cases RAKR will have an ownership stake in the JV the percentage of which will be determined by the relative contribution of the stakeholders.

Reverse Merger

RWI was incorporated on July 21, 2014 under the Ontario Business Corporations Act. On July 3, 2017, RWI shareholders completed a share exchange with the Company (the “Merger”) pursuant to a share exchange agreement dated June 28, 2017 (the “Share Exchange Agreement”) among the Company, RWI and RWI’s 45 shareholders. Upon completion of the Merger, and in accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired an aggregate of 9,029,562 common shares in the capital of RWI from the RWI Shareholders (being all of the issued and outstanding shares in the capital of RWI) in exchange for an aggregate of 66,818,759 restricted shares of the Company’s common stock, or 7.4 shares for each share of RWI. As a consequence, RWI became a wholly owned subsidiary of the Company effective July 3, 2017. The Company’s former name, Gold and Silver Mining of Nevada, Inc. (“CJT”) was changed on April 24, 2017 in expectation of and conditional upon completion of the Merger. The Merger was accounted for as a reverse acquisition with RWI considered the accounting acquirer since the former RWI shareholders remained in control of the combined entity after the transaction. As part of the merger, net liabilities of $235,495 were recognized on the Company’s balance sheet. As a result of the Merger the Company now trades on the OTC Pink Sheet under the trading symbol RAKR.

Merger with Sphere 3D

On July 15, 2020 Sphere 3D Corp. (NASDAQ: ANY) announced that it entered into a definitive merger agreement pursuant to which it would have acquired all of the outstanding securities of Rainmaker Worldwide Inc. Upon closing, Sphere 3D’s name would have changed to Rainmaker Worldwide Inc., and its business model would focus on Water-as-a-Service (“WaaS”). Rainmaker management would have assumed operational leadership of the combined entity.

Under the terms of that agreement, Rainmaker, would have merged with S3D Nevada Inc., a Nevada company wholly owned by Sphere 3D, and the merged entity would have been a wholly owned subsidiary of Sphere 3D. Rainmaker shareholders would have received 0.33 of a share of Sphere 3D for each whole share of Rainmaker exchanged and one-third of a warrant or option for each whole warrant or option then held by such Rainmaker shareholder. Upon completion of the transaction Sphere 3D expected to remain listed on the NASDAQ market and would have changed its name to Rainmaker Worldwide Inc. and apply to change its trading symbol from ANY to RAIN. After completion of the transaction, it was expected that current holders of Rainmaker Worldwide Inc. would own approximately 80% of Sphere 3D, on a fully diluted basis, as a result of their exchange of securities in the transaction.

The transaction was subject to completion of an equity financing, or series of financings, for a minimum of US$15 million at a share price to be mutually agreed prior to closing and such other customary regulatory and shareholder approvals, including the approval of NASDAQ. Closing was originally expected to occur prior to December 31, 2020 but was subject to extension to February 28, 2021 under certain circumstances if mutually agreed by the parties.

F-7

On September 14, 2020 Sphere 3D announced that the Merger Agreement had been amended to change the ratio of Sphere 3D stock to be received by Rainmaker shareholders (the “Amendment”). This change was intended to better reflect the current market values of the respective companies. At closing, holders of Rainmaker common shares and holders of Rainmaker preferred shares would have each received 1/15th of a share of Sphere 3D per common or preferred share that they hold.

As part of the Amendment, Sphere 3D also agreed to advance US$1.85 million to Rainmaker by way of a secured convertible note (the “Note”) in order for Rainmaker to sustain multiple growth initiatives. The funds were used to fulfill recent contracts and expand its equipment production capacity. (See Note 3).

The Merger Agreement was adjusted to become an asset purchase agreement January 3, 2021 with the same business focus, Water-as-a-Service (WaaS), which ultimately was terminated on February 12, 2021 and was subsequently announced publicly. For the time being, Rainmaker is continuing its ordinary course of business- focusing on WaaS.

Going Concern

The Company has incurred continuing losses from its operations and has an accumulated deficit of $ 68,271,589. There are no assurances the Company will be able to raise capital on acceptable terms or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results. These conditions raise substantial doubt about the Company’s ability to continue ongoing operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings to enable it to meet its operating needs including current and future sales orders. In addition, revenues are being forecasted at the operational level considering the imminent implementation of local JV-based WaaS agreements once travel restrictions due to COVID permit. This is true in Turks and Caicos, Bahamas and Sri Lanka. This reduces the need to pre-build equipment into inventory for sale and will reduce the cash flow needs for operations going forward.

Note 2: Significant Accounting Policies

Basis of Preparation

The consolidated financial statements presented are for the entity Rainmaker and its wholly owned subsidiaries, Rainmaker Holland B.V. and Rainmaker Worldwide Inc. (Ontario) as a consolidated entity. The consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles.

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All accounting policies are chosen to ensure the resulting financial information satisfies the concepts of relevance and reliability.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of subsidiaries located outside of the United States are measured in their functional currency: Rainmaker Worldwide Inc. (Ontario) reports in Canadian dollars and Rainmaker Holland B.V. reports in Euros. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average annual exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive income in the consolidated balance sheets.

Intangible Assets

The Company acquired intellectual property including know-how and patents in the December 2015 Asset Purchase Agreement whereby Rainmaker Worldwide Inc. (Ontario) purchased the assets of Dutch Rainmaker B.V. (“DRM”) and Wind En Water Technologie Holding B.V. (“WWT”). Commencing January 2016, the Company has amortized the patents and know-how using the average life expectancy of the patents which is 14 years.

F-8

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use.

Depreciation is provided at rates estimated to write off the cost of the relevant assets less their estimated residual values by equal annual amounts over their expected useful lives. Residual values and expected useful lives are reviewed and adjusted, if appropriate, at the end of each reporting period. Depreciation periods for the Company’s property and equipment are as follows:

Leasehold Improvements – lesser of 10 years or lease duration	Manufacturing Equipment – 5 years
Office Furniture & Equipment – 5 years	Demonstration Equipment – 10 years
Intellectual Property – 14 years	Computer Software – 5 years

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial conversion features.

Demonstration Equipment

Demonstration equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use.

Depreciation for the demonstration equipment is at a rate estimated to write off the cost of the equipment less its estimated residual value by an equal annual amount over its expected useful life. The residual value and expected useful life of the demonstration equipment is reviewed and adjusted, if appropriate, at the end of each reporting period.

Revenue Recognition

In May 2014, the FASB issued an accounting standard update (‘ASU”), 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU amends the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. On January 1, 2018, the Company adopted the new Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective method, and the Company determined the new guidance does not change the Company’s policy of revenue recognition.

The Company’s original primary source of revenue was through the sales of water production systems. A contract with a customer was to be established once we have a signed agreement and the initial down payment was received. Each transaction price was established in the signed contract. Unearned revenue is recognized upon receipt of the down payment for the system. The revenue is recognized once title of the system transfers to the customer. The nature of our business of equipment sales implies there is only one performance obligation which is delivery of the end product to our customer. Our contracts outline each party’s rights and obligations including the terms and timing of payments.

The Company, as noted above, is looking to add two and potentially three sources of revenue in the future. The first is through the direct sales of water production systems as per the above paragraph. The second is through participation in WaaS partnerships. These partnerships will in effect purchase the machines from the Company as in the first case and the revenue will be recognized in accordance with the corresponding rules. These partnerships will also generate revenue sharing as water is sold in accordance with the various agreements and that revenue will be recognized in the period it is earned. The third potentially significant source of revenue as these projects develop will be the provision of operating and maintenance and professional services to these joint ventures. That revenue will also be recognized in the period it is earned.

F-9

In June 2018, the FASB issued guidance clarifying the revenue recognition and measurement issues for grants, contracts, and similar arrangements, ASU Topic 958. Government grants and contracts are agreements that generally provide cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period. During 2019 the Company received a grant from the European Commission (details below). That grant and associated contract with European Commission has been analyzed and it has been determined it is a non-exchange transaction and falls within the scope of ASU 958, and revenue should be recognized in accordance with Topic 958 guidance. Accordingly, the Company recognizes revenue from its grant and contract in the period during which the related costs are incurred, provided that the conditions under which the grants and contracts were provided have been met and only perfunctory performance obligations are outstanding.

In 2019, the Company was awarded a EUR $2.3 million European Commission Grant to develop and construct the first off-grid water desalination system 100% powered by renewable energy. The unit will be commissioned and tested in the Canary Islands. The project duration was originally to run September 1, 2019 to August 31, 2021. An extension to May 31, 2022 will be filed due to delays related to COVID. The Company retains title to the system once the project is complete. See Note 17.

Related Party Transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

Share-based Payment Expense

The Company follows the fair value method of accounting for stock awards granted to employees, directors, officers and consultants. Share-based awards to employees are measured at the fair value of the related share-based awards. Share-based payments to others are valued based on the related services rendered or goods received or if this cannot be reliably measured, on the fair value of the instruments issued. Issuances of shares are valued using the fair value of the shares at the time of grant; issuances of options are valued using the Black-Scholes model with assumptions based on historical experience and future expectations.

Asset Retirement Obligation

Included in the assets acquired in the December 2015 Asset Purchase Agreement, the Company obtained an obsolete wind turbine located in Leeuwarden, Netherlands. In accordance with ASC 410, Asset Retirement and Environmental Obligations and pursuant to the guidelines of the City of Leeuwarden for land leases, the Company was required to decommission the turbine including disassembly and removal of wind turbine generator and tower, substation and interconnection facilities, as well as foundation for the tower, and to provide for restoration of the property to its original state. The Company recorded an initial asset retirement obligation at fair value as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets occurs. The liability is accreted each period over the maximum term of the contractual agreements. The Company records the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the maximum term of the contractual agreements. In July 2020, the asset was dismantled and the asset retirement obligation eliminated. (See Note 16).

Financial Liabilities and Equity Instruments

Financial liabilities and equity instruments are classified and accounted for as debt or equity according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities.

Marketing, Advertising and Promotional Costs

As required by Generally Accepted Accounting Principles of the United States, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer amounts on its year-end consolidated balance sheets with respect to marketing costs. Advertising costs are expensed as incurred.

F-10

Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s consolidated financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and assess performance. The Company has reportable segments in the United States, Canada and The Netherlands. The Company’s intellectual property and development and assembly is domiciled in the Netherlands.

	Years ended December 31
	2020	2019
Gross Profit
United States	-	11,283
Europe	-	12,769
Canada	-	9,274
	$-	33,326

Net Loss
United States	14,362,686	2,715,042
Europe	1,157,176	3,072,672
Canada	7,125,932	2,231,671
	$22,645,794	8,019,385

Assets
United States	692,993	937,054
Europe	1,829,809	5,117,755
Canada	35,477	1,153,297
	$2,558,279	7,208,106

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Loss per Share

The Company reports loss per share in accordance with ASC 260, “Earnings per Share”. Basic loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and other potentially dilutive securities outstanding during the year. The Company has options, debentures and other potentially dilutive instruments extending to the latest date of April 30, 2026. To the extent that the fully diluted shares exceed the authorized capital at any point in time, action will be taken by the Executive Management and Board of the Company to ensure those shares are available for distribution. The Company’s diluted share total is 261,734,867.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

F-11

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted by the date of the statement of financial position.

Equity-Settled Transactions

The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share-based compensation reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement or is beneficial to the employee as measured at the date of modification.

Inventory

Inventory and work in progress are valued at the lower of cost and net realizable value. The production cost of inventory includes an appropriate proportion of depreciation and production overheads based the ratio of indirect vs. direct costs. Cost is determined on the following bases: Raw materials and consumables are valued at cost on a first in, first out (FIFO) basis; finished products are valued at raw material cost, labor cost and a proportion of manufacturing overhead expenses.

Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy prioritizing the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 - Significant unobservable inputs that cannot be corroborated by market data.

The Company’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in the circumstances that caused the transfer. There were no such transfers during the periods being reported.

F-12

Customer Concentration

Due to the infancy of the Company’s market penetration, current sales are concentrated on a limited number of customers. The Company had 3 customers in 2019 which totaled 100% of our revenue.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company maintains the majority of its cash accounts at a commercial bank. Cash balances are insured by the Canada Deposit Insurance Corporation (“CDIC”) up to CAD$100,000 per commercial bank and the Netherlands Deposit Guarantee Scheme (DGS) up to EUR100,000 per commercial bank. From time to time, cash in deposit accounts may exceed the insurance limits thus the excess would be at risk of loss. For purposes of the statement of cash flows we consider all cash and highly liquid investments with maturities of 90 days or less to be cash equivalents. As of June 30, 2021, the Company had no cash equivalents.

Note 3: Convertible Notes Payable

On June 30, 2017, Gold and Silver Mining of Nevada, Inc. held unsecured, matured and past due convertible notes payable of $235,495. On the date of the Merger, the above convertible notes payable amount were recognized on the Company’s balance sheet. On July 3, 2017, $180,500 of the convertible notes payable was forgiven and recorded as debt forgiveness in the statement of operations.

The following summarizes the above notes including notes forgiven:

●	Original note of $24,500 – the $24,500 was forgiven on July 3, 2017.

●	Original note of $100,000 with interest at 15% p.a. - $75,000 of these notes was forgiven on July 3, 2017. The remaining $25,000 was held by three different parties in the following amounts: $8,200, $8,750 and $8,050.

●	Original note of $90,000 with interest at 15% p.a. - $81,000 of these notes was forgiven on July 3, 2017.

●	Original note of $20,995 with interest at 15% p.a. – this note was settled on January 31, 2018 in exchange for 50,000 shares of stock at $0.42 per stock (See note 9).

●	All of the above notes were convertible at $0.001 per stock.

Following the Merger, $13,100 of the convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 13,100,000 shares of common stock as per the terms of the notes.

On May 14, 2020, $100 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 100,000 shares of common stock as per the terms of the notes.

On June 15, 2020, $2,783.53 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 2,783,530 shares of common stock as per the terms of the notes.

On June 29, 2020, $3,333.30 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 3,333,302 shares of common stock as per the terms of the notes.

As a result of the above conversions there are $8,200 convertible notes remaining that came into the Company through from the July 3, 2017 merger.

On May 10, 2018, the Company entered into a $200,000 unsecured, convertible promissory note maturing on July 10, 2018. The note was interest bearing at a rate of 12% interest per annum with no interest payments due until maturity and convertible into shares of the Company’s Common Stock at a fixed price of $0.35 per share. The holder of the note was issued 100,000 shares of common stock in lieu of set-up fees and interest for the term of the loan which was discounted against note in the amount of $25,000, the market value of the shares issued on the date of the note. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The note was in default from July 10, 2018 through January 20, 2019 and thus in addition to the above 12%, the Company accrued penalty interest at the rate of 1.5% per month as per the terms of the notes.

In exchange for the above note dated May 10, 2018, the holder advanced the Company an additional $75,000 and the Company issued a new note on January 21, 2019 in the amount of $307,219 which included accrued interest in the amount of $32,219 and was due on April 20, 2019. The new note is interest bearing at a rate of 15% interest per annum with no interest payments due until maturity and convertible into shares of the Company’s Common Stock at a fixed price of $0.05 per share. The note also contained a bonus conversion feature which states that if the holder exercises their option to convert, then the holder will be able to convert 115% of the principal and accrued interest on the date of conversion. The conversion feature expired July 9, 2019 and was not exercised. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The note is secured by a general pledge on assets.

F-13

On September 10, 2019, the Company issued two notes each for $26,250 totaling $52,500. The notes are repayable on September 9, 2020, bear interest of 10% per annum and are convertible prior to maturity at $0.005 per share. The Company evaluated the notes for a beneficial conversion features at the date of issuance and recorded a discount in the amount of $3,150. During Q3, the two notes totaling $52,500 were converted into 10,500,000 shares in Q4 as per the terms of the notes with no additional gain or loss.

On November 5, 2019, the Company entered into a convertible loan agreement. This loan agreement is for the aggregate amount of $200,000. The loan was repayable on November 5, 2020, with interest at a rate of 12% per annum and was convertible into shares of common stock at $0.10 per share prior to maturity. The Company evaluated the note for a beneficial conversion feature at the date of issuance and recorded a discount on the note in the amount of $70,000. During Q2 2020 this note was converted into 2,000,000 common stock of the Company within the terms of the note and therefore no gain/loss.

On April 2, 2020, the Company issued two convertible promissory notes of $550,000 for a total of $1,100,000. The notes matured on November 24, 2020, bear interest of 3% per annum and were convertible prior to maturity at $0.33 per share. As of December 31, 2020 the Company has received from the holders of these notes a total of $755,000. These existing notes and accrued interest were rolled into a Senior Secured Convertible Promissory Note in an agreement signed September 14, 2020 and are now deemed to be cancelled.

On September 14, 2020 the Company issued a Senior Secured Convertible Promissory Note in the amount of $3,105,896.72 bearing interest of 10% per annum with a maturity date of 3 years from the anniversary date of the funding advance and is convertible into shares of Common Stock equal to 85% multiplied by the average of the 5 closing prices of the Common Stock immediately preceding the Trading Day that the Company receives a Notice of Conversion with a floor price of $0.15. On October 1, 2020 the amount of $1,850,000 was advanced to the Company. The balance of the principal of this note is made up of the principal and interest on the existing promissory notes totaling $1,100,000 described above, the funding advanced October 1, 2020 and the principal and interest on the existing note issued August 4, 2020 in the amount of $150,000 (see Note 6). Each of the existing notes are deemed to be cancelled. The company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The security interest of this loan is junior and subordinate to all existing security. As of December 31, 2020 the Company has not received $345,000 related to the total note. The Company is in the process of rectifying this situation and will take action, if necessary, against the parties who failed to fulfill their obligations.

During 2020 the Company recognized $65,196 of the 2019 unamortized discount.

Note 4: Convertible Notes Payable, Related Parties

On April 18, 2019, the Company entered into a convertible loan agreement with an entity that is controlled by an officer of the Company. This loan agreement is for the aggregate amount of $366,900. The loan is repayable on December 31, 2020, bears interest at a rate of 15% per annum and is convertible into shares of common stock at $0.05 per share prior to or after maturity. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. This loan is secured by a general pledge on the assets of the Company.

On September 10, 2019, the Company entered into two convertible promissory notes with an entity controlled by an officer of the Company each in the amount of $50,500 for the aggregate amount of $101,000. These note agreements were repayable on September 9, 2020, bear interest at a rate of 10% per annum and were convertible into common stock at $0.005 per share prior to maturity. The Company evaluated the notes for a beneficial conversion features at the date of issuance and recorded a discount in the amount of $3,030. In Q1 2020 these notes were converted into 20,200,000 unrestricted stock as per the terms of the notes.

Compensation is due to certain members of the executive management team in the amount of $312,000. In support of the growth of the Company, those executive team members agreed to defer receipt of payment to January 2019. The loans bear interest at 4%. On October 1, 2020 some notes ($252,000) were amended to reflect a new maturity date of October 1, 2021, a change in interest rate to 6% and added a conversion feature leaving $60,000 as a note payable under the original conditions. Conversion price is to be calculated using the 5-day VWAP preceding the conversion date and not to drop below $0.09. The company evaluated the notes for a beneficial conversion feature at the date of issuance and found a BCF totaling $103,600.

Compensation is due to members of the executive management team in the amount of $1,261,595.86 which was converted into convertible promissory notes on October 1, 2020 bearing interest of 6% per annum and are due October 1, 2021. The conversion price is to be calculated using the 5-day VWAP preceding the conversion date and not to drop below $0.09. The company evaluated the notes for a beneficial conversion feature at the date of issuance and found a BCF totaling $518,656.

The Company recorded interest expense for the amortization of the discount related party convertible notes in the amount of $155,138 for 2020.

F-14

Note 5: Notes Payable, Related Parties

Promissory notes amounting to $28,796.73 are due and bear interest of 5% and are payable on demand.

Note 6: Other Loans Payable

On January 25, 2019, the Company entered into a loan agreement for $366,900 with an interest rate of 10% per annum. This loan is secured by a general pledge on the assets of the Company. On October 9, 2020, $183,450 principal was repaid. The remaining principal of $183,450 and accrued interest of $21,402 is due February 1, 2021.

On August 4, 2020 the Company entered into a loan agreement for $150,000 bearing an interest rate of 10% per annum. Principal and interest were due and payable on the earlier of the closing of the merger agreement with Sphere 3D (see Note 1) or February 28, 2021. On October 1, 2020 this loan and accrued interest were rolled up into the Senior Secured Convertible Promissory Note described in Note 3 and is now deemed to be cancelled.

The City Development Fund (“SOFIE”) in Rotterdam, The Netherlands, is an initiative of the municipality of Rotterdam and is made possible through funds from the European Regional Development Fund. The SOFIE fund was created in the summer of 2013 with the goal of making the Rotterdam City Ports more attractive to new entrepreneurship. The Company was approved on October 26, 2015 for a loan in the amount of $1,223,000 (1,000,000 (EUR) comprised of loans of EUR 300,000 and EUR 700,000) and bears interest at a rate of 6.5% compounded annually. The EUR 700,000 was payable over 60 months and the EUR 300,000 payable over 18 months. The first drawdown of the note occurred on March 1, 2016 with the entire EUR 1,000,000 subsequently being drawn down. Due to Company cash flow deficiencies, the loan moved to an interest only payable status commencing July 1, 2018 to January 1, 2020. SOFIE has agreed to allow the Company to continue to make interest only payments until January 1, 2021. Both loans now mature January 1, 2025 and are recorded as long-term portion of $799,874 and the short-term portion of $233,877, a total of $1,033,751 principal remaining. For the period ended December 31, 2020, interest expense for the SOFIE loan is $67,194.

Note 7: Intellectual Property

On December 21, 2015, the Company, through its subsidiary, RWI, agreed to purchase the intangible assets of WWT/DRM, companies incorporated in Netherlands. WWT/DRM developed and exclusively owned all necessary know-how, patents, patent applications and technology allowing for the manufacture and commercial sale of water treatment and processing systems using renewable energy. This know-how and technology was collectively known as the Dutch Rainmaker system and is now the core technology and know-how of the Company. The original purchase price in 2015 included stock and future royalty obligations based on sales of equipment. At the time of acquisition, the present value of the royalty payments was minimal. The maximum royalty payments under the agreement was capped at $1,967,108.

The Company evaluated the Intellectual Property for impairment as of December 31, 2020 and determined a full impairment was necessary. The Company, even with full impairment, recognizes the obligation of $1,967,108.

Note 8: Property and Equipment

Demonstration Equipment

Demonstration equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended 10-year useful life.

The Company has created demonstration equipment to allow it to show a working version of its technology and equipment to customers and organizations. The demonstration equipment was completed in September 2017 therefore the Company commenced depreciation in the 4th quarter of 2017.

Depreciation for the demonstration equipment is at a rate estimated to write off the cost of the equipment less its estimated residual value by an equal annual amount over its expected useful life. The residual value and expected useful life of the demonstration equipment is reviewed and adjusted, if appropriate, at the end of each reporting period. The depreciation period for the Company’s demonstration equipment is 10 years.

F-15

Note 8: Property and Equipment (Continued)

	Furniture and Equipment	Manufacturing Equipment	Leeuwarden Turbine	Demonstration Equipment	Leasehold Improvements	Computer Software	Total
Cost
As at December 31, 2019	$26,529	$118,229	$28,859	$846,568	$30,949	$6,736	$1,057,870
Additions	943			67,060		13,098	81,102
Disposals			(28,859)				(28,859)
Currency revaluation	2,370	10,562		75,630	2,765	602	91,929
As at December 31, 2020	$29,842	$128,791	$-	$989,259	$33,714	$20,436	$1,202,042

Accumulated depreciation
As at December 31, 2019	$16,457	$63,248	$28,859	$190,652	$11,233	$376	$310,825
Depreciation	$7,421	$31,408		$114,291	$22,481	$3,957	$179,558
Disposals			(28,859)				$(28,859)
As at December 31, 2020	$23,878	$94,656	$-	$304,943	$33,714	$4,333	$461,524

Net book value
As at December 31, 2019	$10,072	$54,981	$-	$655,916	$19,716	$6,360	$747,045
As at December 31, 2020	$5,964	$34,135	$-	$684,316	$-	$16,103	$740,518

Note 9: Common Stock

Common Stock

As at December 31, 2020, the Company has authorized 200,000,000 common stock with $0.001 par value with 139,580,934 shares outstanding. The following table details the number of common stock issued:

Number of Stock
Balance, December 31, 2019	104,572,308
Shares issued for debt	20,200,000
Private placements	3,364,001
Shares issued for services	2,000,000
Balance, March 31, 2020	130,136,309
Private placements	250,000
Shares issued for debt	2,000,000
Conversion of convertible promissory notes	6,216,832
Shares issued for services	40,000
Balance, June 30, 2020	138,643,141
Shares issued for services	937,793
Balance, September 30, 2020	139,580,934
Balance, December 31, 2020	139,580,934

In Q1 2019, the Company issued 342,857 shares of common stock for the conversion of $120,000 of convertible notes payable due to a related party.

In Q3 2019 the Company completed a private placement raising gross proceeds of $30,000 through the issuance of 400,000 shares of restricted common stock for $0.075 per stock. The conversion price was based on the Company’s prevailing private placement price during that period.

In Q3 2019, the Company issued 10,500,000 shares of common stock for the conversion of $52,500 of convertible notes payable.

In Q1 2020, the remaining two convertible promissory notes issued on September 10, 2019 totaling $101,000 were converted into 20,200,000 shares of the Company’s common stock (See note 4).

On February 28, 2020 the Company issued 2,000,000 restricted common stock at $0.005 per stock in fulfillment of a services contract entered into September 11, 2019.

In Q1 2020 the Company completed a private placement raising gross proceeds of $336,400 through the issuance of 3,364,001 shares of restricted common stock for $0.10 per stock.

F-16

In Q2 2020 the Company completed a private placement raising gross proceeds of $25,000 through the issuance of 250,000 shares of restricted common stock for $0.10 per stock.

In Q2 2020, the Company issued 2,000,000 shares of common stock for the conversion of $200,000 of convertible notes payable. (See note 3).

In Q2 2020, the Company issued 6,216,832 shares of common stock for the conversion of $6,216.83 of convertible notes payable. (See note 3).

On June 15, 2020 the Company executed a contract for the provision of services. The first invoice of that contract totaled $6,000 and as payment, the Company issued 40,000 shares restricted common stock valued at $0.15 per share, the market price on the date of the agreement.

On August 7, 2020, under the above contract for services, the Company issued 937,793 shares of restricted common stock valued at $0.3199 per share, the closing market price on July 31, 2020. This issuance related to the second invoice in the amount of $300,000 for the services contract the Company executed on June 15, 2020.

December 2020 the Company sold 2,000,000 shares for total proceeds of $75,000. As of December 31, 2020 the shares had not been issued and $75,000 was recorded as Stock Payable.

Note 10: Related Party Transactions

Outstanding compensation and expense reimbursements due to consultants engaged by the Company $615,998 (2019: $1,911,632).

The Company’s head office location in Peterborough, Ontario, Canada, is leased from an entity controlled by the Chairman of the Company. Lease expense for the period is $ 48,123 (2019: $ 60,294).

Refer to other related party payables in Notes 4 and 5.

The Company entered into an agreement regarding Royalties Payable. (Refer to Note 7).

Note 11: Commitments and Contingencies

In the ordinary course of operating the Company’s business it may from time to time be subject to various claims or possible claims. Management’s view that there are no claims or possible claims that if resolved would either individually or collectively result in a material adverse impact on the Company’s financial position, results of operations, or cash flows. These matters are inherently uncertain, and management’s view of these matters may change in the future.

On April 27, 2018 the Company located a judgement dated August 8, 2016 against six Defendants including a former subsidiary of the Company as well as a predecessor of the Company as currently named and constituted. The amount of the judgement including costs is $4,423,910. An appeal was filed on November 9, 2016 by the previous management. A decision on the appeal was rendered on June 22, 2018 and the original judgement was upheld. As a result, the Company has recorded a contingent liability of $4,423,910 as of December 31, 2020 (2019: $4,423,910). The Company since its last report has not been contacted by the Plaintiff.

Note 12: Inventory

Inventory is stated at the lower of cost or market. Cost is recorded at standard cost, which approximates actual cost, on the first-in first-out basis.

	Years ended December 31
	2020	2019
Finished Goods	$442,428	$77,187
Components	317,277	65,057
Total Inventory	$759,705	$142,244

Note 13: Leases

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

The Company leases its head office in Peterborough, Ontario, Canada from a related-party and its Innovation/ Manufacturing facility in Rotterdam, Netherlands.

F-17

The following are the lease related assets and liabilities recorded on the Company’s consolidated balance sheet.

	Years ended December 31
Classification on Balance Sheet	2020	2019
Assets
Operating lease right of use assets	498,032	67,304
Total lease assets	$498,032	$67,304

Liabilities
Current liabilities
Operating lease liability	498,032	67,304
Total lease liability	$498,032	$67,304

The lease expense for the period ended December 31, 2020 was $ 136,629 (2019: $142,742).

Note 14: Stock Option Plan

The Company’s 2017 Equity Incentive Plan (the “Option Plan”) was established to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company by providing such participating individuals with a proprietary interest in the performance of the Company. Effective July 3, 2017, at the time of completion of the Merger, the Board adopted the Option Plan under which up to twenty percent of the outstanding shares of common stock of the Company (“Shares”) may be reserved for the issuance of options to purchase Shares (“Options”).

The Option Plan is administered by the Board, which shall have all of the powers necessary to enable it to carry out its duties under the Option Plan, including the power and duty to construe and interpret the Option Plan and to determine all questions arising under it. Under the Option Plan, “Eligible Individuals” includes officers, employees, consultants, advisors and non-employee directors providing services to the Company and its subsidiaries and affiliates. The Board will determine which Eligible Individuals will receive grants of options.

Commencing July 3, 2017, in fulfillment of conditions contained in the share exchange agreement and other contracts, the Board authorized the grant of the following Options:

●	3,996,000 Options to four individuals who are officers and/or directors as compensation for the termination of certain RWI stock option rights; these options are fully vested, expire on July 2, 2022 and are exercisable at a price of $0.15 per Share;

●	8,625,000 Options to seven individuals who are officers and/or directors or contractual service providers; one third of these Options vested on July 3, 2017 while the balance vest monthly over a period of 24 months; they have a term of 5 years and are exercisable at a price of $0.15 per Share;

●	500,000 Options to a director; 100,000 of these Options vested on July 3, 2017 while the balance vest monthly over a period of 24 months; they have a term of 5 years and are exercisable at a price of $0.25 per Share;

●	1,300,000 Options to an officer; 150,000 of these options vested on October 10, 2017; 283,334 vested on January 13, 2018 and the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

●	200,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.15 per Share.

●	100,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.15 per Share.

●	1,000,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

F-18

●	1,250,000 Options to a contractual service provider; 250,000 exercisable at $0.15 per Share (the “Initial Grant”) and 1,000,000 exercisable at $0.25 per Share (the “Second Grant”) both have a term of 5 years. One half of the Initial Grant (125,000) vested on January 15, 2018; the remaining (125,000) of the Initial Grant vest and are exercisable monthly, pro-rata over the 18 month period (6,945 per month) commencing January 15, 2018. One third of the Second Grant (333,333) vested and are exercisable on January 15, 2018; the remaining 666,667 from the Second Grant vest and are exercisable monthly, pro-rata over the 24-month period commencing January 15, 2018.

●	625,000 Options to the five members of the Company’s Strategic Advisory Board; vesting monthly commencing July 3, 2017 over a period of 24 months, have a 5 year term and are exercisable at a price of $0.40 per Share.

●	1,000,000 Options to a contractual service provider; 333,333 of these options vested on February 15, 2018; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

●	On February 15, 2018, the Board authorized the grant of 500,000 options to a newly appointed Director of the Board; 100,000 vested on February 15, 2018 with the remainder vesting monthly over a period of 24 months with a term of 5 years and exercisable at a price of $0.25 per Share.

●	On April 15, 2018, the Board authorized the grant of 500,000 options to a newly appointed Director of the Board; 100,000 vested on April 15, 2018 with the remainder vesting monthly over a period of 24 months with a term of 5 years and exercisable at a price of $0.25 per Share.

●	Effective September 30, 2019, the Board of Directors approved the immediate vesting of all remaining options resulting in the immediate recognition of the of the remaining option expense.

●	In January 2020 all holders of options agreed to waive their right to exercise the above options.

●	On January 22, 2020 the Company entered into a three year consulting agreement with a third party for consulting and business development services. The contract includes 75,000,000 warrants as follows:

○	25,000,000 exercisable at $0.20 per warrant, effective January 22, 2020
○	25,000,000 exercisable at $0.30 per warrant, effective January 22, 2021
○	25,000,000 exercisable at $0.40per warrant, effective January 22, 2022

On December 22, 2020 the Company terminated this agreement thereby cancelling the 2nd and 3rd warrant blocks. The first tranche of 25,000,000 remain in effect under the same conditions and expiring January 21, 2023.

●	On January 21, 2020 the Company entered into a three-year consulting agreement with a company controlled by its new CEO. The contract included 3,600,000 warrants with an exercise price of $0.20 vesting in equal amounts commencing the effective date of the contract. On December 31, 2020 this contract was terminated. The warrants vested immediately and the exercise price was amended to $0.10. As well, the Company granted an additional 500,000 warrants which vested immediately at an exercise price is $0.10. All expire December 31, 2025.

●	On October 1, 2020 the Company entered into a consulting agreement with an Advisor which granted warrants in full compensation for services. It included 13,500,000 warrants at an exercise price of $0.30 expiring October 1, 2023 and of 15,000,000 warrants at an exercise price of $0.15 expiring October 1, 2025.

Warrants
Vested Dec 31, 2019	Granted To Dec 31, 2020	Vested To Dec 31, 2020	Non-Vested To Dec 31, 2020
0	57,600,000	57,600,000	0

●	For the period ended December 31, 2020 the Company recorded a stock option expense of $10,892,625. The Company used the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718.

F-19

●	The assumptions used in the Company’s Black Scholes option pricing is as follows:

Stock Price	$0.127-$0.27
Exercise Price	$0.10-$0.30
Number of Options Granted	57,600,000
Dividend Yield	0%
Expected Volatility	164-363%
Weighted Average Risk-Free Interest Rate	.17-2.25%
Term (in years)	3-5

Note 15: Income Taxes

The Company recognizes deferred tax assets and liabilities using the asset and liability method. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. This method requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2020, the Company’s deferred tax assets relate to net operating loss (“NOL”) carryforwards that were derived from operating losses and stock-based compensation from prior years. A full valuation allowance has been applied to the Company’s deferred tax assets. The valuation allowance will be reduced when and if the Company determines it is more likely than not that the related deferred income tax assets will be realized. At December 31, 2020, the Company had federal net operating loss carryforwards, which are available to offset future taxable income, of $ 4,850,267. The Company’s NOL carryforwards can be carried forward to offset future taxable income for a period of 20 years for each tax year’s loss. These NOL carryforwards begin to expire in 2037. No provision was made for federal income taxes as the Company has significant NOLs in the United States, Netherlands and Canada. All of the Company’s income tax years remained open for examination by taxing authorities.

	Years ended December 31
	2020	2019

Net Loss	(22,300,794)	(8,019,386)
Add back:
Stock Compensation	10,892,624	6,009,336
Amortization of Debt Discount	220,334	10,984
Taxable Income	(11,187,836)	(1,999,066)
Tax Rate	21%	21%
Deferred Tax Asset:
Net Operating Loss	2,349,446	419,804
Valuation Allowance	(2,349,446)	(419,804)
Net Deferred Asset	-	-

Note 16: Asset Retirement Obligation

The Company recorded an asset retirement obligation of $29,665 in preparation for the dismantling and removal of its Leeuwarden turbine. The turbine has been dismantled at a cost of $16,273 with a gain on retirement of $13,392. The asset retirement obligation has been removed.

F-20

Note 17: European Commission Grant

In Q3 2019 the Company was awarded a EUR $2.3 million European Commission Grant to develop and construct the first off-grid water desalination system 100% powered by renewable energy in the Canary Islands. The original project duration was September 1, 2019 to August 31, 2021 however because of COVID-19 the Company has filed for an extension of the Project to May 31, 2022. To fulfill its obligations under the grant, the Company is required to build and deliver a wind and solar driven water to water machine to the Canary Islands by May 2022. The milestones are in-house testing of the first industrial prototype by June 2021 followed by implementation and demonstration of the system and technology in the Canary Islands by spring of 2022. The Company will recognize the first tranche of grant revenue following conclusion of in-house testing. Official closing and audit of the project will be August 31, 2022.

Note 18: Investments

The Company acquired 22.5% interest in a Joint Venture with Rainmaker Water (Pvt) Ltd. of Sri Lanka with an investment of $112,000. The Company will be issued an additional 5% interest in the JV for every Air-to-Water machine RAKR deploys to the JV up to a maximum holding of 49% interest in the JV. This JV, like others, will deliver WaaS by distributing water to the communities on a per liter basis. The JV will produce, mineralize and purify to World Trade Organization standards, and establish an environmentally friendly bottling solution. There has been no activity in the JV as of December 31, 2020 due to COVID. As a result, there is no requirement to reflect a change in the equity method investment.

Note 19: Subsequent Events

On February 4, 2021 the Company issued 2,000,000 shares of restricted common stock at $0.0375 per share for total proceeds of $75,000 received in 2020 that were included as stock payable in stockholders’ equity as of 12/31/2020.

On February 8th and 9th, 2021 the Company issued a total of 8,607,322 shares of restricted common stock at $0.09 per share converted from outstanding promissory notes totaling $774,649 owed to current and past management.

On February 22, 2021 the Company issued convertible promissory notes in the combined amount of $928,000 converting from accounts payable. The notes mature February 22, 2022, bear interest at 10% per annum and are convertible prior to maturity at 70% of the 30-day Volume Weighted Average Price preceding the conversion date. The conversion price not to go below $0.065 per share.

On March 4, 2021 the Company issued a total of 14,276,922 shares of restricted common stock at $0.065 per share for convertible promissory notes issued February 22, 2021 totaling $928,000.

The company is in the midst of internal executive discussions to restructure the Company and its subsidiaries respective balance sheets to facilitate the widest possible range of private and public financing to fuel future growth. The expectation is that in the first quarter of 2021, a restructuring plan will be realized.

F-21

RAINMAKER WORLDWIDE INC.

(Formerly GOLD AND SILVER MINING OF NEVADA, INC.)

Consolidated Financial Statements

(Unaudited)

For

The Periods Ended

June 30, 2021 and 2020

F-22

F-23

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Balance Sheets

	June 30	December 31
	2021	2020

	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$7,452	$192,578
Other receivables	-	1,823
Inventory	394,701	381,278
Investments	112,000	112,000
Prepaid expenses	172,500	222,000
Current assets of discontinued operations	-	410,051

Total Current Assets	686,653	1,319,730

Net Operating Lease Right-of-Use Asset	-	3,791
Assets of discontinued operations	-	1,234,758
Total Assets	$686,653	$2,558,279

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$200,880	$419,848
Related party payables	600,505	2,583,205
Accrued liabilities	250,916	339,827
Operating lease liabilities	-	3,792
Customer deposits	112,500	148,947
Contingent liability	4,423,910	4,423,910
Convertible notes payable	8,200	315,419
Convertible notes payable-related parties	-	1,413,378
Notes payable - related parties	73,516	88,797
Other loans payable	50,000	-
Current liabilities of discontinued operations	-	3,352,132
Total Current Liabilities	5,720,427	13,089,255

Long Term Payables
Convertible notes payable	3,105,897	3,105,897
LT Liabilities of discontinued operations	-	799,874
Total Long Term Payables	3,105,897	3,905,771

Total Liabilities	$8,826,324	$16,995,026

Stockholders’ Equity
Common stock - $0.001 par value; 200,000,000 authorized; 144,226,572 and 139,580,934 outstanding at June 30, 2021 and December 31, 2020, respectively	$144,227	$139,581
Additional paid-in capital	61,640,655	53,611,108
Stock payable	-	75,000
Accum deficit-previous years	(68,271,589)	(45,625,795)
Accumulated other comprehensive income	268,519	9,153
Total Stockholders’ Equity	$(8,139,671)	$(14,436,747)
Total Liabilities and Stockholders’ Equity	$686,653	$2,558,279

The accompanying notes are an integral part of these consolidated financial statements.

F-24

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Statement of Operations and Comprehensive Loss

	June 30	June 30
	2021	2020
	(Unaudited)	(Unaudited)

Revenue	$-	$-

Expenses
General and administrative expense	963,475	12,846,403
Total Expenses	963,475	12,846,403

Loss from Operations	(963,475)	(12,846,403)

Other income (expense)
Gain on retirement of ARO	-	-
Other income	40,000	-
Interest expense	(664,275)	(121,050)
Total other income (expense)	(624,275)	(121,050)

Loss from continuing operations	(1,587,750)	(12,967,453)

Discontinued operations:
Loss from operations of discontinued operations	(333,733)	(583,211)
Total discontinued operations	(333,733)	(583,211)

Net income (loss)	$(1,921,483)	$(13,550,664)

Other comprehensive income (loss)
Foreign exchange translation gain (loss)	(258,414)	(3,903,963)
Discontinued operations foreign exchange gain (loss)	-	3,642,140
Net income (loss) and comprehensive income (loss)	$(2,179,897)	$(13,812,487)

Net loss per share:
Basic	$(0.01)	$(0.11)
Weighted average number of common shares outstanding:
Basic	146,943,422	122,794,799

The accompanying notes are an integral part of these consolidated financial statements.

F-25

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Statements of Stockholders’ Equity (deficit) (Unaudited)

						Accumulated
			Additional			other
	Number of	Amount	paid-in	Stock		comprehensive
	stock	($)	capital ($)	Payable	Deficit ($)	income ($)	Total
Balance, December 31, 2019	104,572,308	$104,572	$41,146,619	$68,800	$(45,625,795)	$487,568	$(3,818,236)
Shares issued for debt	22,200,000	22,200	278,800	-	-	-	301,000
Private placements	3,614,001	3,614	357,786		-	-	361,400
Shares issued for services	2,977,793	2,978	313,023	-	-	-	316,001
Conversion of convertible promissory notes	6,216,832	6,217					6,217
Stock-based compensation	-	-	11,514,880	-	-	-	11,514,880
Stock Payable	-	-	-	6,200	-	-	6,200
Foreign currency translation	-	-	-	-	-	(478,415)	(478,415)
Net gain (loss) for the year	-	-	-	-	(22,645,794)	-	(22,645,794)
Balance, December 31, 2020	139,580,934	$139,581	$53,611,108	$75,000	$(68,271,589)	$9,153	$(14,436,747)

Private placements	2,000,000	2,000	73,000	(75,000)			-
Conversion of convertible promissory notes	22,884,244	22,885	1,679,775				1,702,660
Shares cancelled	(20,238,606)	(20,239)	(1,457,179)				(1,477,418)
Disposition of discontinued operations			7,714,164				7,714,164
Foreign currency translation						279,319	279,319
Net gain (loss) for the quarter					(1,774,323)		(1,774,323)
Balance, March 31, 2021	144,226,572	$144,227	$61,620,868	$-	$(70,045,912)	$288,472	$(7,992,345)

Stock-based compensation			19,787				19,787
Foreign currency translation						(19,953)	(19,953)
Net gain (loss) for the quarter					(147,160)		(147,160)
Balance, June 30, 2021	144,226,572	$144,227	$61,640,655	$-	$(70,193,072)	$268,519	$(8,139,671)

The accompanying notes are an integral part of these consolidated financial statements.

F-26

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Consolidated Statement of Cash Flows (Unaudited)

	June 30	June 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net gain (loss)	$(1,921,483)	$(13,550,665)
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation expense	-	63,355
Stock-based compensation	19,787	11,661,228
Other income	40,000	-
Shares issued for services	-	15,999
Discount amortization	-	65,196
IP amortization	-	234,087
Non-cash Lease expense	-	51,624
Change in operating assets and liabilities:
Accounts receivable	1,823	2,212
Inventory	(13,423)	(119,177)
Prepaid expenses	49,500	81,893
Accounts payable, related party payables and accrued liabilities	1,250,302	651,772
Customer deposits	(36,447)	(9,265)
Contract obligation	-	(21,515)
Lease liabilities	-	(51,624)
Discontinued operations	475,281	-

CASH USED FOR OPERATING ACTIVITIES	(134,660)	(924,880)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	-	(73,013)
CASH USED FOR INVESTING ACTIVITIES	-	(73,013)
		-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	-	292,600
Borrowed on debt	50,000	285,000
Repayments on other loans payable	(3,300)	-

CASH PROVIDED BY FINANCING ACTIVITIES	46,700	577,600
Effect on Foreign Currency Exchange	(97,166)	(22,629)

NET INCREASE (DECREASE) IN CASH	(185,126)	(442,922)

CASH AT BEGINNING OF YEAR	192,578	631,588

CASH AT PERIOD END	$7,452	$188,666

NON-CASH TRANSACTIONS

Shares issued for conversion	1,702,659	307,218
Lease modification	-	38,076
Shares issued from stock payable	75,000	-
Conversion of AP to convertible notes payable	928,000	-
Gain on disposition of discontinued operations	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-27

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 1: Nature of Operations, Reverse Merger and Going Concern

Nature of Operations

Rainmaker Worldwide Inc. (“Rainmaker” or the “Company” or “RAKR”) is a Nevada company which operates Rainmaker Worldwide Inc. (Ontario) (“RWI”) with its head office in Peterborough, Ontario, Canada. The Company distributes two main types of energy-efficient, fresh water-producing technologies: (1) Air-to-Water (“AW”), which harvests fresh water from humidity in the atmosphere, and (2) Water-to-Water (“WW”), which transforms seawater or polluted water into drinking water. The technology can be wind, solar, or use conventional power sources (grid or generator), is deployable anywhere, and leaves no carbon trace if renewable resources are deployed.

Our post-restructuring business focus will deliver Water-as-a-Service (“WaaS”) i.e., selling water directly to the customer on a per liter basis. This will be executed by forming local joint venture partnerships who will in turn own the Rainmaker and related equipment. In most if not all cases, RAKR will have an ownership stake in the JV the percentage of which will be determined by the relative contribution of the stakeholders.

As part of the asset restructuring, Rainmaker retains a 12% interest in RHBV which consists of the innovation and manufacturing center located in Rotterdam, Netherlands. RAKR will purchase equipment on a favorable cost-plus formula going forward by virtue of a long-term distribution agreement.

The Company will focus its future on the development of WaaS projects globally and has already set up such projects that are ready for deployment or already deployed in Turks and Caicos, Bahamas and Sri Lanka. Our business development activities are expected to yield more definitive agreements during 2021. WaaS involves the selling of produced (AW) or purified water (WW) on a per liter basis either in a bottle for drinking or in bulk for industrial and commercial services. This requires the Company to deliver its operational, maintenance, marketing and sales expertise in combination with local partners in most cases. These projects will often require working with complementary technology for post treatment of water, mineralization, bottling plant and energy companies. Business activities include the full integration of such technologies.

Reverse Merger

RWI was incorporated on July 21, 2014 under the Ontario Business Corporations Act. On July 3, 2017, RWI shareholders completed a share exchange with the Company (the “Merger”) pursuant to a share exchange agreement dated June 28, 2017 (the “Share Exchange Agreement”) among the Company, RWI and RWI’s 45 shareholders. Upon completion of the Merger, and in accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired an aggregate of 9,029,562 common shares in the capital of RWI from the RWI Shareholders (being all of the issued and outstanding shares in the capital of RWI) in exchange for an aggregate of 66,818,759 restricted shares of the Company’s common stock, or 7.4 shares for each share of RWI. Therefore, RWI became a wholly owned subsidiary of the Company effective July 3, 2017. The Company’s former name, Gold and Silver Mining of Nevada, Inc. (“CJT”) was changed on April 24, 2017 in expectation of and conditional upon completion of the Merger. The Merger was accounted for as a reverse acquisition with RWI considered the accounting acquirer since the former RWI shareholders remained in control of the combined entity after the transaction. As part of the merger, net liabilities of $235,495 were recognized on the Company’s balance sheet. As a result of the Merger the Company now trades on the OTC Pink Sheet under the trading symbol RAKR.

Merger with Sphere 3D

On July 15, 2020 Sphere 3D Corp. (NASDAQ: ANY) announced that it entered into a definitive merger agreement pursuant to which it would have acquired all of the outstanding securities of Rainmaker Worldwide Inc. Upon closing, Sphere 3D’s name would have changed to Rainmaker Worldwide Inc., and its business model would focus on Water-as-a-Service (“WaaS”). Rainmaker management would have assumed operational leadership of the combined entity.

Under the terms of that agreement, Rainmaker, would have merged with S3D Nevada Inc., a Nevada company wholly owned by Sphere 3D, and the merged entity would have been a wholly owned subsidiary of Sphere 3D.

F-28

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 1: Nature of Operations, Reverse Merger and Going Concern (continued)

Rainmaker shareholders would have received 0.33 of a share of Sphere 3D for each whole share of Rainmaker exchanged and one-third of a warrant or option for each whole warrant or option then held by such Rainmaker shareholder. Upon completion of the transaction Sphere 3D expected to remain listed on the NASDAQ market and would have changed its name to Rainmaker Worldwide Inc. and apply to change its trading symbol from ANY to RAIN. After completion of the transaction, it was expected that current holders of Rainmaker Worldwide Inc. would own approximately 80% of Sphere 3D, on a fully diluted basis, as a result of their exchange of securities in the transaction.

The transaction was subject to completion of an equity financing, or series of financings, for a minimum of US$15 million at a share price to be mutually agreed prior to closing and such other customary regulatory and shareholder approvals, including the approval of NASDAQ. Closing was originally expected to occur prior to December 31, 2020 but was subject to extension to February 28, 2021 under certain circumstances if mutually agreed by the parties.

On September 14, 2020 Sphere 3D announced that the Merger Agreement had been amended to change the ratio of Sphere 3D stock to be received by Rainmaker shareholders (the “Amendment”). This change was intended to better reflect the current market values of the respective companies. At closing, holders of Rainmaker common shares and holders of Rainmaker preferred shares would have each received 1/15th of a share of Sphere 3D per common or preferred share that they hold.

As part of the Amendment, Sphere 3D also agreed to advance US$1.85 million to Rainmaker by way of a secured convertible note (the “Note”) for Rainmaker to sustain multiple growth initiatives. The funds were used to fulfill recent contracts and expand its equipment production capacity. (See Note 3).

The Merger Agreement was adjusted to become an asset purchase agreement January 3, 2021 with the same business focus, Water-as-a-Service (WaaS), which ultimately was terminated on February 12, 2021 and was subsequently announced publicly. Rainmaker is continuing its ordinary course of business focusing on WaaS.

Going Concern

The Company has incurred continuing losses from its operations and has an accumulated deficit of $70,193,072. There are no assurances the Company will be able to raise capital on acceptable terms or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its business, which could harm its financial condition and operating results. These conditions raise substantial doubt about the Company’s ability to continue ongoing operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings to enable it to meet its operating needs including current and future sales orders. In addition, revenues are being forecasted at the operational level considering the imminent implementation of local JV-based WaaS agreements once travel restrictions due to COVID permit. This is true in Turks and Caicos, Bahamas and Sri Lanka.

Note 2: Significant Accounting Policies

Basis of Preparation

The consolidated financial statements presented are for the entity Rainmaker and its wholly owned subsidiary, Rainmaker Worldwide Inc. (Ontario) and Rainmaker Holland B.V. (“RHBV” Discontinued Operations) as a consolidated entity. The consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles.

F-29

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (continued)

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All accounting policies are chosen to ensure the resulting financial information satisfies the concepts of relevance and reliability.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of discontinued operations and the subsidiary located outside of the United States are measured in their functional currency: Rainmaker Worldwide Inc. (Ontario) reports in Canadian dollars and Rainmaker Holland B.V. reports in Euros. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average annual exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive income in the consolidated balance sheets.

Intangible Assets

The Company acquired intellectual property including know-how and patents in the December 2015 Asset Purchase Agreement whereby Rainmaker Worldwide Inc. (Ontario) purchased the assets of Dutch Rainmaker B.V. (“DRM”) and Wind En Water Technologie Holding B.V. (“WWT”). Commencing January 2016, the Company has amortized the patents and know-how using the average life expectancy of the patents which is 14 years. As discussed in Note 19 (Discontinued Operations), these intangible assets are part of the restructuring agreement.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use.

Depreciation is provided at rates estimated to write off the cost of the relevant assets less their estimated residual values by equal annual amounts over their expected useful lives. Residual values and expected useful lives are reviewed and adjusted, if appropriate, at the end of each reporting period. Depreciation periods for the Company’s property and equipment are as follows:

Leasehold Improvements – lesser of 10 years or lease duration	Manufacturing Equipment – 5 years
Office Furniture & Equipment – 5 years	Demonstration Equipment – 10 years
Intellectual Property – 14 years	Computer Software – 5 years

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 Derivatives and Hedging to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 Debt with Conversion and Other Options for consideration of any beneficial conversion features.

F-30

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (continued)

Demonstration Equipment

Demonstration equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended use.

Depreciation for the demonstration equipment is at a rate estimated to write off the cost of the equipment less its estimated residual value by an equal annual amount over its expected useful life. The residual value and expected useful life of the demonstration equipment is reviewed and adjusted, if appropriate, at the end of each reporting period.

Revenue Recognition

In May 2014, the FASB issued an accounting standard update (‘ASU”), 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU amends the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. On January 1, 2018, the Company adopted the new Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective method, and the Company determined the new guidance does not change the Company’s policy of revenue recognition.

The Company has three sources of revenue. The first is through the direct sales of water production and purification systems. A contract with a customer is established once an agreement is signed and the initial down payment is received. Each transaction price is established in the signed contract. Unearned revenue is recognized upon receipt of the down payment for the system. The revenue is recognized once title of the system transfers to the customer. The nature of the business of equipment sales implies there is only one performance obligation which is delivery of the end product to the customer. Our contracts outline each party’s rights and obligations including the terms and timing of payments.

The second is through participation in WaaS partnerships. These partnerships will purchase the machines from the Company and the revenue is recognized in accordance with the corresponding rules. These partnerships will also generate revenue sharing as water is sold in accordance with the various agreements and that revenue is recognized in the period it is earned. The third source of revenue is in exchange for operating, maintenance and professional services to these joint ventures. That revenue is recognized in the period it is earned.

In June 2018, the FASB issued guidance clarifying the revenue recognition and measurement issues for grants, contracts, and similar arrangements, ASU Topic 958. Government grants and contracts are agreements that generally provide cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period. During 2019, RHBV received a Grant from the European Commission. That Grant and associated contract with European Commission has been analyzed and it has been determined it is a non-exchange transaction and falls within the scope of ASU 958, and revenue should be recognized in accordance with Topic 958 guidance. Accordingly, the Company recognizes revenue from its grant and contract in the period during which the related costs are incurred, provided that the conditions under which the grants and contracts were provided have been met and only perfunctory performance obligations are outstanding.

In 2019, the Company was awarded a €2.3 million European Commission Grant to develop and construct the first off-grid water desalination system 100% powered by renewable energy. The unit will be commissioned and tested in the Canary Islands. The project duration was originally to run September 1, 2019 to August 31, 2021. An extension to May 31, 2022 was granted due to delays related to COVID. RHBV post-restructuring retains all rights and obligations under this Grant once the project is complete.

F-31

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (continued)

Related Party Transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

Share-based Payment Expense

The Company follows the fair value method of accounting for stock awards granted to employees, directors, officers, and consultants. Share-based awards to employees are measured at the fair value of the related share-based awards. Share-based payments to others are valued based on the related services rendered or goods received or if this cannot be reliably measured, on the fair value of the instruments issued. Issuances of shares are valued using the fair value of the shares at the time of grant; issuances of options are valued using the Black-Scholes model with assumptions based on historical experience and future expectations.

Asset Retirement Obligation

Included in the assets acquired in the December 2015 Asset Purchase Agreement, the Company obtained an obsolete wind turbine located in Leeuwarden, Netherlands. In accordance with ASC 410, Asset Retirement and Environmental Obligations and pursuant to the guidelines of the City of Leeuwarden for land leases, the Company was required to decommission the turbine including disassembly and removal of wind turbine generator and tower, substation and interconnection facilities, as well as foundation for the tower, and to provide for restoration of the property to its original state. The Company recorded an initial asset retirement obligation at fair value as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets occurs. The liability is accreted each period over the maximum term of the contractual agreements. The Company records the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the maximum term of the contractual agreements. In July 2020, the asset was dismantled, and the asset retirement obligation eliminated. (See Note 16).

Financial Liabilities and Equity Instruments

Financial liabilities and equity instruments are classified and accounted for as debt or equity according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities.

Marketing, Advertising and Promotional Costs

As required by Generally Accepted Accounting Principles of the United States, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer amounts on its year-end consolidated balance sheets with respect to marketing costs. Advertising costs are expensed as incurred.

Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s consolidated financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and assess performance. The Company has reportable segments in the United States, Canada and The Netherlands (discontinued operations).

F-32

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (Continued)

	June 30	June 30
	2021	2020
Gross Profit
United States	-	-
Europe-discontinued operations	-	-
Canada	-	-
	$-	-

Net Loss
United States	1,554,786	12,645,298
Europe-discontinued operations	-	-
Canada	32,964	322,155
	$1,587,750	12,967,453

Assets
United States	684,639	44,189
Europe-discontinued operations	-	-
Canada	2,014	5,023,088
	$686,653	5,067,277

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Loss per Share

The Company reports loss per share in accordance with ASC 260, “Earnings per Share”. Basic loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and other potentially dilutive securities outstanding during the year. The Company has options, debentures and other potentially dilutive instruments extending to the latest date of April 30, 2026. To the extent that the fully diluted shares exceed the authorized capital at any point in time, action will be taken by the Executive Management and Board of the Company to ensure those shares are available for distribution.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

F-33

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (Continued)

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted by the date of the statement of financial position.

Equity-Settled Transactions

The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share-based compensation reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement or is beneficial to the employee as measured at the date of modification.

Inventory

Inventory and work in progress are valued at the lower of cost and net realizable value. The production cost of inventory includes an appropriate proportion of depreciation and production overheads based the ratio of indirect vs. direct costs. Cost is determined on the following bases: Raw materials and consumables are valued at cost on a first in, first out (FIFO) basis; finished products are valued at raw material cost, labor cost and a proportion of manufacturing overhead expenses.

Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy prioritizing the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants.

F-34

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 2: Significant Accounting Policies (Continued)

Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 - Significant unobservable inputs that cannot be corroborated by market data.

The Company’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in the circumstances that caused the transfer. There were no such transfers during the periods being reported.

Customer Concentration

Due to the infancy of the Company’s market penetration, current sales are concentrated on a limited number of customers.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company maintains the majority of its cash accounts at a commercial bank. Cash balances are insured by the Canada Deposit Insurance Corporation (“CDIC”) up to CAD$100,000 per commercial bank and the Netherlands Deposit Guarantee Scheme (DGS) up to EUR100,000 per commercial bank. From time to time, cash in deposit accounts may exceed the insurance limits thus the excess would be at risk of loss. For purposes of the statement of cash flows we consider all cash and highly liquid investments with maturities of 90 days or less to be cash equivalents. As of June 30, 2021, the Company had no cash equivalents.

Note 3: Convertible Notes Payable

On June 30, 2017, Gold and Silver Mining of Nevada, Inc. held unsecured, matured and past due convertible notes payable of $235,495. On the date of the Merger, the above convertible notes payable amount were recognized on the Company’s balance sheet. On July 3, 2017, $180,500 of the convertible notes payable was forgiven and recorded as debt forgiveness in the statement of operations.

The following summarizes the above notes including notes forgiven:

●	Original note of $24,500 – the $24,500 was forgiven on July 3, 2017.

●	Original note of $100,000 with interest at 15% p.a. - $75,000 of these notes was forgiven on July 3, 2017. The remaining $25,000 was held by three different parties in the following amounts: $8,200, $8,750 and $8,050.

●	Original note of $90,000 with interest at 15% p.a. - $81,000 of these notes was forgiven on July 3, 2017.

●	Original note of $20,995 with interest at 15% p.a. – this note was settled on January 31, 2018 in exchange for 50,000 shares of stock at $0.42 per stock (See note 9).

●	All of the above notes were convertible at $0.001 per stock.

Following the Merger, $13,100 of the convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 13,100,000 shares of common stock as per the terms of the notes.

On May 14, 2020, $100 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 100,000 shares of common stock as per the terms of the notes.

F-35

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 3: Convertible Notes Payable (Continued)

On June 15, 2020, $2,783.53 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 2,783,530 shares of common stock as per the terms of the notes.

On June 29, 2020, $3,333.30 of convertible notes payable was converted into stock at a conversion price of $0.001 per stock for a total of 3,333,302 shares of common stock as per the terms of the notes.

As a result of the above conversions there are $8,200 convertible notes remaining that came into the Company through from the July 3, 2017 merger.

On May 10, 2018, the Company entered into a $200,000 unsecured, convertible promissory note maturing on July 10, 2018. The note was interest bearing at a rate of 12% interest per annum with no interest payments due until maturity and convertible into shares of the Company’s Common Stock at a fixed price of $0.35 per share. The holder of the note was issued 100,000 shares of common stock in lieu of set-up fees and interest for the term of the loan which was discounted against note in the amount of $25,000, the market value of the shares issued on the date of the note. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The note was in default from July 10, 2018 through January 20, 2019 and thus in addition to the above 12%, the Company accrued penalty interest at the rate of 1.5% per month as per the terms of the notes.

In exchange for the above note dated May 10, 2018, the holder advanced the Company an additional $75,000 and the Company issued a new note on January 21, 2019 in the amount of $307,219 which included accrued interest in the amount of $32,219 and was due on April 20, 2019. The new note is interest bearing at a rate of 15% interest per annum with no interest payments due until maturity and convertible into shares of the Company’s Common Stock at a fixed price of $0.05 per share. The note also contained a bonus conversion feature which states that if the holder exercises their option to convert, then the holder will be able to convert 115% of the principal and accrued interest on the date of conversion. The conversion feature expired July 9, 2019 and was not exercised. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The note is secured by a general pledge on assets. As part of the restructuring completed March 31, 2021, this loan and all accrued interest was transferred to Rainmaker Holland B.V. (see note on Discontinued Operations). As a result, the Company bears no responsibility for financial obligations under this loan.

On September 10, 2019, the Company issued two notes each for $26,250 totaling $52,500. The notes are repayable on September 9, 2020, bear interest of 10% per annum and are convertible prior to maturity at $0.005 per share. The Company evaluated the notes for a beneficial conversion features at the date of issuance and recorded a discount in the amount of $3,150. During Q3, the two notes totaling $52,500 were converted into 10,500,000 shares in Q4 as per the terms of the notes with no additional gain or loss.

On November 5, 2019, the Company entered into a convertible loan agreement. This loan agreement is for the aggregate amount of $200,000. The loan was repayable on November 5, 2020, with interest at a rate of 12% per annum and was convertible into shares of common stock at $0.10 per share prior to maturity. The Company evaluated the note for a beneficial conversion feature at the date of issuance and recorded a discount on the note in the amount of $70,000. During Q2 2020 this note was converted into 2,000,000 common stock of the Company within the terms of the note and therefore no gain/loss.

On April 2, 2020, the Company issued two convertible promissory notes of $550,000 for a total of $1,100,000. The notes matured on November 24, 2020, having an interest rate of 3% per annum and were convertible prior to maturity at $0.33 per share. These existing notes and accrued interest were rolled into a Senior Secured Convertible Promissory Note in an agreement signed September 14, 2020 and are now deemed to be cancelled. Prior to the notes being rolled into the Senior Secured Convertible Promissory Note, the Company had received $755,000.

On September 14, 2020, the Company issued a Senior Secured Convertible Promissory Note in the amount of $3,105,896.72 bearing interest of 10% per annum with a maturity date of 3 years from the anniversary date of the funding advance and is convertible into shares of Common Stock equal to 85% multiplied by the average of the 5 closing prices of the Common Stock immediately preceding the Trading Day that the Company receives a Notice of Conversion with a floor price of $0.15. On October 1, 2020, the amount of $1,850,000 was advanced to the Company. The balance of the principal of this note is made up of the principal and interest on the existing promissory notes totaling $1,100,000 described above, the funding advanced October 1, 2020 and the principal and interest on the existing note issued August 4, 2020 in the amount of $150,000 (see Note 6). Each of the existing notes are deemed to be cancelled. The company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. The security interest of this loan is junior and subordinate to all existing security. As of June 30, 2021, $40,000 was received by the Company and recorded as “Other income” and the remaining $305,000 to be fulfilled with a combination of cash and services delivered by year end 2021 to complete funding of notes described in previous paragraph.

F-36

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

On February 22, 2021, to settle accounts payables due to various entities, the Company issued Convertible Promissory Notes totaling $928,000 bearing interest of 6% per annum with a maturity date of February 22, 2022 and convertible into shares of Common Stock equal to 70% of the 30-day VWAP preceding the conversion date with a floor price of $0.065. On March 4, 2021, these notes were converted into 14,276,922 Common Shares at $0.065.

During 2020 the Company recognized $65,196 of the 2019 unamortized discount and $467,118 was recognized during 2021 of the 2020 unamortized discount.

Note 4: Convertible Notes Payable, Related Parties

On April 18, 2019, the Company entered into a convertible loan agreement with an entity that is controlled by an officer of the Company. This loan agreement was for the aggregate amount of $351,865. The loan was repayable on December 31, 2020, had an interest of rate of 15% per annum and was convertible into shares of common stock at $0.05 per share prior to or after maturity. The Company evaluated the note for a beneficial conversion feature at the date of issuance noting that there was no BCF related. This loan is secured by a general pledge on the assets of the Company. As part of the restructuring completed March 31, 2021, this loan and all accrued interest was transferred to Rainmaker Holland B.V. (see note on Discontinued Operations). As a result, the Company bears no responsibility for financial obligations under this loan.

On September 10, 2019, the Company entered into two convertible promissory notes with an entity controlled by an officer of the Company each in the amount of $50,500 for the aggregate amount of $101,000. These note agreements were repayable on September 9, 2020, bear interest at a rate of 10% per annum and were convertible into common stock at $0.005 per share prior to maturity. The Company evaluated the notes for a beneficial conversion features at the date of issuance and recorded a discount in the amount of $3,030. In Q1 2020 these notes were converted into 20,200,000 unrestricted stock as per the terms of the notes.

Compensation was due to members of the executive management team in the amount of $312,000. In support of the growth of the Company, those executive team members agreed to defer receipt of payment to January 2019. The loans bear interest at 4%. On October 1, 2020, some notes ($252,000) were amended to reflect a new maturity date of October 1, 2021, a change in interest rate to 6% and added a conversion feature leaving $60,000 as a note payable under the original conditions. Conversion price to be calculated using the 5-day VWAP preceding the conversion date and not to drop below $0.09. The company evaluated the notes for a beneficial conversion feature at the date of issuance and found a BCF totaling $103,600. During Q1 2021, $132,000 of these notes plus accrued interest were converted into 1,673,969 restricted stock as per the terms of the notes. As part of the restructuring completed March 31, 2021, a further $120,000 of these notes and accrued interest was transferred to Rainmaker Holland B.V. (see note on Discontinued Operations). Of the original amount of $312,000, $60,000 principal and accrued interest remains.

Compensation due to members of the executive management team in the amount of $1,261,596 was converted into convertible promissory notes on October 1, 2020 bearing interest of 6% per annum and are due October 1, 2021. The conversion price to be calculated using the 5-day VWAP preceding the conversion date and not to drop below $0.09. The company evaluated the notes for beneficial conversion feature at the date of issuance and found a BCF totaling $518,656. During Q1 2021, $611,635 of these notes plus accrued interest were converted into 6,933,353 restricted stock as per the terms of the notes. As part of the restructuring completed March 31, 2021, a further $649,961 principal and accrued interest was transferred to Rainmaker Holland B.V. (see note on Discontinued Operations).

F-37

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 5: Notes Payable, Related Parties

The Company recorded interest expense for the amortization of the discount related party convertible notes in the amount of $155,138 for 2020 and the remaining amount of $467,118 in Q1 2021.

Promissory notes amounting to $28,796.73 are due and bear interest of 5% and are payable on demand. As part of the restructuring completed March 31, 2021, $11,980 of these notes and all corresponding accrued interest was transferred to Rainmaker Holland B.V. (see note on Discontinued Operations) and on May 13, 2021 $3,300 plus accrued interest was repaid leaving the principal balance of these promissory notes at $13,516 as of June 30, 2021.

Note 6: Other Loans Payable

On January 25, 2019, the Company entered into a loan agreement for $351,865 with an interest rate of 10% per annum. This loan is secured by a general pledge on the assets of RHBV. On October 9, 2020, $175,933 principal was repaid. The remaining principal of $175,932 and accrued interest was due February 1, 2021. It was agreed to extend this due date and as part of the restructuring completed March 31, 2021, this loan and all accrued interest became the full responsibility of Rainmaker Holland B.V. (see note on Discontinued Operations). As a result, the Company bears no responsibility for financial obligations under this loan.

On August 4, 2020, the Company entered into a loan agreement for $150,000 bearing an interest rate of 10% per annum. Principal and interest were due and payable on the earlier of the closing of the merger agreement with Sphere 3D (see Note 1) or February 28, 2021. On October 1, 2020, this loan and accrued interest were rolled up into the Senior Secured Convertible Promissory Note described in Note 3 and is now deemed to be cancelled.

The City Development Fund (“SOFIE”) in Rotterdam, The Netherlands, is an initiative of the municipality of Rotterdam and is made possible through funds from the European Regional Development Fund. The SOFIE fund was created in the summer of 2013 with the goal of making the Rotterdam City Ports more attractive to new entrepreneurship. The Company was approved on October 26, 2015 for a loan in the amount of $1,223,000 (1,000,000 (EUR) comprised of loans of EUR 300,000 and EUR 700,000) and bears interest at a rate of 6.5% compounded annually. The EUR 700,000 was payable over 60 months and the EUR 300,000 payable over 18 months. The first drawdown of the note occurred on March 1, 2016 with the entire EUR 1,000,000 subsequently being drawn down. Due to Company cash flow deficiencies, the loan moved to an interest only payable status commencing July 1, 2018 to January 1, 2020. SOFIE has agreed to allow the Company to continue to make interest only payments until January 1, 2021. Both loans now mature January 1, 2025 and are recorded as long-term portion of $799,874 and the short-term portion of $233,877, a total of $1,033,751 principal remaining. As part of the restructuring completed March 31, 2021, this loan and all accrued interest became the full responsibility of Rainmaker Holland B.V. (see note on Discontinued Operations). As a result, the Company bears no responsibility for financial obligations under this loan.

On February 2, 2021, the company entered into a short-term loan agreement in the amount of $50,000 at an annual interest rate of 5% and due February 1, 2022.

Note 7: Intellectual Property

On December 21, 2015, the Company, through its subsidiary, RWI, agreed to purchase the intangible assets of WWT/DRM, companies incorporated in Netherlands. WWT/DRM developed and exclusively owned all necessary know-how, patents, patent applications and technology allowing for the manufacture and commercial sale of water treatment and processing systems using renewable energy. This know-how and technology, at the time, was collectively known as the Dutch Rainmaker system. The resultant products remain the basis for the Company to deliver WaaS to its customers. The original purchase price in 2015 included stock and future royalty obligations based on sales of equipment. The Company evaluated the Intellectual Property for impairment as of December 31, 2020 and determined a full impairment was necessary. As part of the restructuring completed March 31, 2021, any obligation under the original agreements became the full responsibility of RHBV who, in turn, issued shares in RHBV to satisfy these obligations (see Note 19 on Discontinued Operations).

F-38

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 8: Property and Equipment

Demonstration Equipment

Demonstration equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes the original purchase price of the asset and any costs attributable to bringing the asset to its working condition for its intended 10-year useful life.

The Company has created demonstration equipment to allow it to show a working version of its technology and equipment to customers and organizations. The demonstration equipment was completed in September 2017 therefore the Company commenced depreciation in the 4th quarter of 2017.

Depreciation for the demonstration equipment is at a rate estimated to write off the cost of the equipment less its estimated residual value by an equal annual amount over its expected useful life. The residual value and expected useful life of the demonstration equipment is reviewed and adjusted, if appropriate, at the end of each reporting period. The depreciation period for the Company’s demonstration equipment is 10 years.

As part of the restructuring, Demonstration Equipment remains with RHBV and is included in assets of discontinued operations. See Note 19 for full details.

Note 9: Common Stock

Common Stock

As at December 31, 2020, the Company has authorized 200,000,000 common stock with $0.001 par value with 139,580,934 shares outstanding. At June 30, 2021, 144,226,572 shares are outstanding. The following table details the number of common stock issued:

Number of Stock
Balance, December 31, 2019	104,572,308
Shares issued for debt	22,200,000
Private placements	3,614,001
Shares issued for services	2,977,793
Conversion of convertible promissory notes	6,216,832
Balance, December 31, 2020	139,580,934
Private placements	2,000,000
Conversion of convertible promissory notes	22,884,244
Shares cancelled	(20,238,606)
Balance, March 31, 2021	144,226,572
Balance, June 30, 2021	144,226,572

In Q1 2020, the remaining two convertible promissory notes issued on September 10, 2019 totaling $101,000 were converted into 20,200,000 shares of the Company’s common stock (See note 4).

On February 28, 2020, the Company issued 2,000,000 restricted common stock at $0.005 per stock in fulfillment of a services contract entered into September 11, 2019.

In Q1 2020, the Company completed a private placement raising gross proceeds of $336,400 through the issuance of 3,364,001 shares of restricted common stock for $0.10 per stock.

In Q2 2020, the Company completed a private placement raising gross proceeds of $25,000 through the issuance of 250,000 shares of restricted common stock for $0.10 per stock.

In Q2 2020, the Company issued 2,000,000 shares of common stock for the conversion of $200,000 of convertible notes payable. (See note 3).

F-39

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 9: Common Stock (Continued)

In Q2 2020, the Company issued 6,216,832 shares of common stock for the conversion of $6,216.83 of convertible notes payable. (See note 3).

On June 15, 2020, the Company executed a contract for the provision of services. The first invoice of that contract totaled $6,000 and as payment, the Company issued 40,000 shares restricted common stock valued at $0.15 per share, the market price on the date of the agreement.

On August 7, 2020, under the above contract for services, the Company issued 937,793 shares of restricted common stock valued at $0.3199 per share, the closing market price on July 31, 2020. This issuance related to the second invoice in the amount of $300,000 for the services contract the Company executed on June 15, 2020.

December 2020, the Company sold 2,000,000 shares for total proceeds of $75,000. As of December 31, 2020 the shares had not been issued and $75,000 was recorded as Stock Payable. These shares were issued February 4, 2021 thereby eliminating the Stock Payable recorded previously.

On February 8 & 9, 2021, the Company issued a total of 8,607,322 restricted shares upon conversion of promissory notes. (See Note 4 for details).

On March 4, 2021, the Company issued a total of 14,276,922 restricted shares as settlement of various debts. (See Note 3 for details).

On March 31, 2021, as part of the restructuring agreement, 20,238,606 shares were returned to the Company and subsequently cancelled.

Note 10: Related Party Transactions

Outstanding compensation and expense reimbursements due to consultants engaged by the Company $600,505 (2020: $615,998).

The Company’s head office location in Peterborough, Ontario, Canada, is leased from an entity controlled by the Executive Chairman of the Company. Lease expense for the period is $12,428 (2020: $ 48,123). As of February 28, 2021, this property is no longer controlled by the Executive Chairman. The Company will continue to hold space in the property until such time post-COVID protocols are established.

Refer to other related party payables in Notes 4 and 5.

The Company entered into an agreement regarding Royalties Payable in 2020, however, as part of the restructuring completed March 31, 2021, the Company no longer bears any responsibility for financial obligations under this agreement. See further discussion in Note 19.

Note 11: Commitments and Contingencies

In the ordinary course of operating the Company’s business, it may, from time to time, be subject to various claims or possible claims. Management’s view that there are no claims or possible claims that if resolved would either individually or collectively result in a material adverse impact on the Company’s financial position, results of operations, or cash flows. These matters are inherently uncertain, and management’s view of these matters may change in the future.

On April 27, 2018 the Company located a judgement dated August 8, 2016 against six Defendants including a former subsidiary of the Company as well as a predecessor of the Company as currently named and constituted. The amount of the judgement including costs is $4,423,910. An appeal was filed on November 9, 2016 by the previous management. A decision on the appeal was rendered on June 22, 2018 and the original judgement was upheld. As a result, the Company has recorded a contingent liability of $4,423,910 as of June 30, 2021 (2020: $4,423,910). The Company, since its last report, has not been contacted by the Plaintiff.

F-40

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 12: Inventory

Inventory is stated at the lower of cost or market. Cost is recorded at standard cost, which approximates actual cost, on the first-in first-out basis.

	Quarter ended June 30	Year ended December 31
	2021	2020
Finished Goods	$394,701	$381,278
Components	-	-
Discontinued operations	-	378,427
Total Inventory	$394,701	$759,705

Note 13: Leases

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

The following are the lease related assets and liabilities recorded on the Company’s consolidated balance sheet.

	Quarter ended June 30	Years ended December 31
	2021	2020
Classification on Balance Sheet
Assets
Operating lease right of use assets	-	3,793
Operating lease right of use assets-discontinued operations	-	494,239
Total lease assets	$-	$498,032

Liabilities
Current liabilities
Operating lease liability	-	3,793
Operating lease liability-discontinued operations	-	494,239
Total lease liability	$-	$498,032

The lease expense for the period ended June 30, 2021 from continuing operations is $12,428 and from discontinued operations $24,091 (2020: $136,629).

Note 14: Stock Option Plan

The Company’s 2017 Equity Incentive Plan (the “Option Plan”) was established to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company by providing such participating individuals with a proprietary interest in the performance of the Company. Effective July 3, 2017, at the time of completion of the Merger, the Board adopted the Option Plan under which up to twenty percent of the outstanding shares of common stock of the Company (“Shares”) may be reserved for the issuance of options to purchase Shares (“Options”). The Option Plan is administered by the Board, which shall have all of the powers necessary to enable it to carry out its duties under the Option Plan, including the power and duty to construe and interpret the Option Plan and to determine all questions arising under it. Under the Option Plan, “Eligible Individuals” includes officers, employees, consultants, advisors and non-employee directors providing services to the Company and its subsidiaries and affiliates. The Board will determine which Eligible Individuals will receive grants of options.

F-41

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Commencing July 3, 2017, in fulfillment of conditions contained in the share exchange agreement and other contracts, the Board authorized the grant of the following Options:

●	3,996,000 Options to four individuals who are officers and/or directors as compensation for the termination of certain RWI stock option rights; these options are fully vested, expire on July 2, 2022 and are exercisable at a price of $0.15 per Share;

●	8,625,000 Options to seven individuals who are officers and/or directors or contractual service providers; one third of these Options vested on July 3, 2017 while the balance vest monthly over a period of 24 months; they have a term of 5 years and are exercisable at a price of $0.15 per Share;

●	500,000 Options to a director; 100,000 of these Options vested on July 3, 2017 while the balance vest monthly over a period of 24 months; they have a term of 5 years and are exercisable at a price of $0.25 per Share;

●	1,300,000 Options to an officer; 150,000 of these options vested on October 10, 2017; 283,334 vested on January 13, 2018 and the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

●	200,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.15 per Share.

●	100,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.15 per Share.

●	1,000,000 Options to a contractual service provider; one third of these options vested on July 4, 2017; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

●	1,250,000 Options to a contractual service provider; 250,000 exercisable at $0.15 per Share (the “Initial Grant”) and 1,000,000 exercisable at $0.25 per Share (the “Second Grant”) both have a term of 5 years. One half of the Initial Grant (125,000) vested on January 15, 2018; the remaining (125,000) of the Initial Grant vest and are exercisable monthly, pro-rata over the 18 month period (6,945 per month) commencing January 15, 2018. One third of the Second Grant (333,333) vested and are exercisable on January 15, 2018; the remaining 666,667 from the Second Grant vest and are exercisable monthly, pro-rata over the 24-month period commencing January 15, 2018.

●	625,000 Options to the five members of the Company’s Strategic Advisory Board; vesting monthly commencing July 3, 2017 over a period of 24 months, have a 5 year term and are exercisable at a price of $0.40 per Share.

●	1,000,000 Options to a contractual service provider; 333,333 of these options vested on February 15, 2018; the balance vest monthly over a period of 24 months thereafter; they have a term of 5 years and are exercisable at a price of $0.25 per Share.

●	On February 15, 2018, the Board authorized the grant of 500,000 options to a newly appointed Director of the Board; 100,000 vested on February 15, 2018 with the remainder vesting monthly over a period of 24 months with a term of 5 years and exercisable at a price of $0.25 per Share.

●	On April 15, 2018, the Board authorized the grant of 500,000 options to a newly appointed Director of the Board; 100,000 vested on April 15, 2018 with the remainder vesting monthly over a period of 24 months with a term of 5 years and exercisable at a price of $0.25 per Share.

F-42

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 14: Stock Option Plan (Continued)

●	Effective September 30, 2019, the Board of Directors approved the immediate vesting of all remaining options resulting in the immediate recognition of the of the remaining option expense.

●	In January 2020, all holders of options agreed to waive their right to exercise the above options.

●	On January 22, 2020, the Company entered into a three-year consulting agreement with a third party for consulting and business development services. The contract includes 75,000,000 warrants as follows:

○	25,000,000 exercisable at $0.20 per warrant, effective January 22, 2020

○	25,000,000 exercisable at $0.30 per warrant, effective January 22, 2021

○	25,000,000 exercisable at $0.40per warrant, effective January 22, 2022

On December 22, 2020, the Company terminated this agreement thereby cancelling the 2nd and 3rd warrant blocks. The first tranche of 25,000,000 remain in effect under the same conditions and expiring January 21, 2023.

●	On January 21, 2020, the Company entered into a three-year consulting agreement with a company controlled by its new CEO. The contract included 3,600,000 warrants with an exercise price of $0.20 vesting in equal amounts commencing the effective date of the contract. On December 31, 2020, this contract was terminated. The warrants vested immediately, and the exercise price was amended to $0.10. As well, the Company granted an additional 500,000 warrants which vested immediately at an exercise price is $0.10. All expire December 31, 2025.

●	On October 1, 2020, the Company entered into a consulting agreement with an Advisor which granted warrants in full compensation for services. It included 13,500,000 warrants at an exercise price of $0.30 expiring October 1, 2023 and of 15,000,000 warrants at an exercise price of $0.15 expiring October 1, 2025.

●	On April 1, 2021, the Company granted 4,100,000 options as part of an amendment to an Executive Consultant’s contract; 125,000 options vest per month commencing April 1, 2021 with a term of 5 years and exercisable at a price of $0.10 per Share.

Warrants and Options
Vested	Granted	Vested	Non-Vested
Dec 31, 2020	To Jun 30, 2021	To Jun 30, 2021	To Jun 30, 2021
57,600,000	4,100,000	57,975,000	3,725,000

●	For the period ended December 31, 2020, the Company recorded a stock option expense of $10,892,625. The Company used the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718. For the quarter ended June 30, 2021 the Company recorded stock option expense of $19,787.

●	The assumptions used in the Company’s Black Scholes option pricing is as follows:

Stock Price	$0.0646-$0.27
Exercise Price	$0.10-$0.30
Number of Options Granted	61,700,000
Dividend Yield	0%
Expected Volatility	129-363%
Weighted Average Risk-Free Interest Rate	.06-2.25%
Term (in years)	3-5

F-43

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 15: Income Taxes

The Company recognizes deferred tax assets and liabilities using the asset and liability method. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. This method requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2020, the Company’s deferred tax assets relate to net operating loss (“NOL”) carryforwards that were derived from operating losses and stock-based compensation from prior years. A full valuation allowance has been applied to the Company’s deferred tax assets. The valuation allowance will be reduced when and if the Company determines it is more likely than not that the related deferred income tax assets will be realized. At June 30, 2021, the Company had federal net operating loss carryforwards, which are available to offset future taxable income, of $5,223,978. The Company’s NOL carryforwards can be carried forward to offset future taxable income for a period of 20 years for each tax year’s loss. These NOL carryforwards begin to expire in 2037. No provision was made for federal income taxes as the Company has significant NOLs in the United States and Canada. All of the Company’s income tax years remained open for examination by taxing authorities.

	Quarter ended June 30	Year ended December 31
	2021	2020

Net Loss	(1,921,483)	(22,645,794)
Add back:
Stock Compensation	19,787	10,892,624
Amortization of Debt Discount	467,118	220,334
Taxable Income	(1,434,578)	(11,532,836)
Tax Rate	21%	21%
Deferred Tax Asset:
Net Operating (Gain) Loss	301,261	2,421,896
Valuation Allowance	(301,261)	(2,421,896)
Net Deferred Asset	-	-

Note 16: Asset Retirement Obligation

The Company recorded an asset retirement obligation of $29,665 in preparation for the dismantling and removal of its Leeuwarden turbine. The turbine has been dismantled at a cost of $16,273 with a gain on retirement of $13,392. The asset retirement obligation was eliminated in 2020.

Note 17: European Commission Grant

In Q3 2019, RHBV was awarded a €2.3 million European Commission Grant to develop and construct the first off-grid water desalination system 100% powered by renewable energy in the Canary Islands. The original project duration was September 1, 2019 to August 31, 2021 however because of COVID-19 RHBV has filed for, and been granted, an extension of the Project to May 31, 2022. RHBV, post-restructuring, has the sole responsibility to fulfill all obligations under this Grant.

F-44

RAINMAKER WORLDWIDE INC.

(Formerly Gold and Silver Mining of Nevada Inc.)

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2021

Note 18: Investments

The Company will hold, based on an investment of $112,000, a 22.5% interest in a Joint Venture with Rainmaker Water (Pvt) Ltd. of Sri Lanka. Due to complications related to COVID, product delivery and project implementation, the final administrative details of this transaction are not yet completed. Completion is expected Q2 2021. The Company will be issued an additional 5% interest in the JV for every Air-to-Water machine RAKR deploys to the JV up to a maximum holding of 49% interest in the JV. This JV, like others, will deliver WaaS by distributing water to the communities on a per liter basis. The JV will produce, mineralize and purify water to World Trade Organization standards, and establish an environmentally friendly bottling solution. There has been no activity in the JV as of June 30, 2021. As a result, there is no requirement to reflect a change in the equity method investment.

Note 19: Discontinued Operations

On March 31, 2021, the Company, including Rainmaker-Ontario, came to an agreement with Rainmaker Holland B.V. (“RHBV”), Dutch Rainmaker B.V. and Wind en Water Technologie Holding B.V. These companies were considered related parties on that date due to stock ownership of more than 10%. The parties agreed to an exchange of contractual obligations, debt owed, an exchange of shares in full settlement of all obligations among the parties. The resultant Financial Statements, in accordance with ASC 205-20-45-1E, reflect the impact of these exchanges to the Company. These initiatives were taken subsequent to the mutual decision among the parties to cancel the Sphere 3D Asset Purchase Agreement (see Note1, “Merger with Sphere 3D”). After the termination of that agreement, the Company and RHBV decided to restructure to optimize and broaden access to capital markets. The Company and RHBV, as mutual shareholders in each other’s company, continue to pursue the mission and objective of providing low-cost water to communities and commercial entities in need of water solutions.

Change to APIC for Disposition of Discontinued Operations

Notes Payable moved to RHBV	$1,457,993
Accrued Interest on Notes Payable	242,094
Royalties Payable moved to RHBV	1,977,566
Elimination of Intercompany Loans	(719,156)
Return Common Shares for Cancellation (20,238,606)	1,477,418
Accumulated Losses of Discontinued Operations	3,278,249

Total change to APIC for Disposition of Discontinued Operations	$7,714,164

Note 20: Subsequent Events

On July 19, 2021, Rainmaker submitted a Form 10 to U.S. Securities and Exchange Commission (SEC). If this submission is successful, the Company will take the next step and file an application with the OTC to up-list to the OTCQB. Management has evaluated subsequent events through August 13, 2021.

F-45

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1.
(b)	Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation, dated February 27, 1998

3.2	By-Laws of Rainmaker Worldwide Inc.

10.1	RAKR-RHBV Distributor Agreement

RAKR-Carlaw Joint Venture Agreement

RAKR-RWSRI Joint Venture Agreement

Professional Services Contract-Marketing

Consulting Contract-CEO

Consulting Contract-VP Finance

23.1	Auditor’s Consent

24

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Rainmaker Worldwide Inc.
(Registrant)

Date:	October 5, 2021	By:	/s/ Michael O’ Connor
(Signature)*
Michael O’ Connor, CEO
*Print name and title of the signing officer under his signature.

25